As filed with the Securities and Exchange Commission on June 13, 2008.

Registration No. 333-151324

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No.1

To

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PENN WEST ENERGY TRUST

(Exact name of Registrant as specified in its charter)

Alberta

1311

N/A

(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

2200, 425 — 1st Street S.W
Calgary, Alberta
Canada T2P 3L8
(403) 777-2500

(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc.

1420 Fifth Avenue, Suite 3400

Seattle, WA 98101

(206) 903-5448

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605, 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, B.C. Canada V7Y 1K4	Todd Takeyasu Executive Vice President and Chief Financial Officer Penn West Petroleum Ltd. 2200, 425 — 1st Street S.W. Calgary, Alberta Canada T2P 3L8	Allan R. Twa Jeffrey T. Oke Burnet, Duckworth & Palmer LLP 1400, 350-7th Avenue S.W. Calgary, Alberta. Canada T2P 3N9

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.           ☒  upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.             ☐  at some future date (check appropriate box below)

1.               ☐ pursuant to Rule 467(b) on (         ) at (         ) (designate a time not sooner than seven calendar days after filing).

2.               ☐ pursuant to Rule 467(b) on (         ) at (         ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (         ).

3.               ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.               ☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See “Plan of Distribution”.

This short form prospectus has been filed under legislation in all provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Penn West Petroleum Ltd. at 200, 207 — 9th Avenue S.W., Calgary, Alberta, T2P 1K3, Telephone (403) 777-2500 and are also available electronically at www.sedar.com.

Short Form Base Shelf Prospectus

New Issue	June 13, 2008

PENN WEST ENERGY TRUST

US$1,500,000,000

Units

Subscription Receipts
Warrants
Rights
Options

We may, from time to time, offer for sale under this short form prospectus during the 25 month period that this short form prospectus, including any amendments hereto (the “Prospectus”), remains valid up to US$1,500,000,000 (or the equivalent in other currencies or currency units at the time of issue) of: (i) trust units (“Units”); (ii) subscription receipts, each of which entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, one Unit (the “Subscription Receipts”); (iii) warrants exercisable to acquire Units (the “Warrants”); (iv) rights exercisable to acquire or convertible into Units (the “Rights”); or (v) options exercisable to acquire Units (the “Options”) (the Warrants, Rights and Options are collectively referred to as the “Other Convertible Securities”, and together with the Units and the Subscription Receipts, the “Securities”).  We may offer Securities in such amount as we determine in light of market conditions and other factors that we deem relevant. The specific variable terms of any offering of Securities will be set forth in one or more prospectus supplements (each, a “Prospectus Supplement”) including: (i) in the case of Units, the number of Units offered, the issue price (in the event the offering is a fixed price distribution) and any other terms specific to the Units being offered; and (ii) in the case of Subscription Receipts or Other Convertible Securities, the number of such Securities offered, the issue price, the terms, conditions and procedures for the conversion or exercise of such Securities into or for Units or pursuant to which the holders thereof will become entitled to receive Units, and any other terms specific to the Subscription Receipts or Other Convertible Securities being offered.  A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the parameters described in this Prospectus.

All shelf information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws.  Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements.  You should be aware that such requirements are different from those of the United States.  Our financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies or trusts.

You should be aware that purchasing, holding or disposing of any of the Securities may subject you to tax consequences both in the United States and Canada.  This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and any applicable Prospectus Supplement fully.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are organized under the laws of the Province of Alberta, Canada, most of the directors and all of the officers of Penn West Petroleum Ltd. (“PWPL”), our administrator, and the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and all or a significant portion of the assets of those persons are located outside the United States.

We may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities to one or more purchasers directly pursuant to applicable statutory exemptions, or through agents.  The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged by us, in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, the method of distribution of such Securities, including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.  Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.  See “Plan of Distribution”.

The outstanding Units are listed and posted for trading on the New York Stock Exchange (“NYSE”) under the symbol “PWE” and on the Toronto Stock Exchange (“TSX”) under the symbol “PWT.UN”.

An investment in the Securities involves risks.  See “Risk Factors”.

Any offering of Subscription Receipts or Other Convertible Securities would be a new issue of securities.  There is no market through which the Subscription Receipts or Other Convertible Securities may be sold and purchasers may not be able to resell the Subscription Receipts or Other Convertible Securities purchased under this Prospectus or any Prospectus Supplement.  This may affect the pricing of the Subscription Receipts or Other Convertible Securities in the secondary market (if any), the transparency and availability of trading prices (if any), the liquidity of the Subscription Receipts or Other Convertible Securities (if any), and the extent of issuer regulation.  See “Risk Factors”.  Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts or Other Convertible Securities will not be listed on any securities exchange.

ii

The return on an investment in Units is not comparable to the return on an investment in a fixed-income security.  The recovery of the initial investment made by holders of Units (the “Unitholders”) is at risk, and the anticipated return on a Unitholder’s investment is based on many performance assumptions. Although we intend to make distributions of a portion of our available cash to Unitholders, these cash distributions may be reduced or suspended.  Cash distributions are not guaranteed.  Our ability to make cash distributions and the actual amount distributed will depend on numerous factors including, among other things: our financial performance, debt obligations, working capital requirements and future capital requirements, all of which are susceptible to a number of risks. In addition, the market value of the Units may decline if we are unable to meet our cash distribution targets in the future, and that decline may be significant.  You also should consider the particular risk factors that may affect the industry in which we operate, and therefore the stability of the distributions that Unitholders receive.  See “Risk Factors”.  This section also describes our assessment of those risk factors, as well as potential consequences to Unitholders if a risk should occur.

The return from an investment in Units to Unitholders, for Canadian income tax purposes, can be made up of both a return on and a return of capital.  That composition may change over time, thus affecting an investor’s after-tax return.  The legislative provisions to implement proposals originally announced on October 31, 2006 (as subsequently modified to take into account certain comments received in consultations and deliberations) (the “SIFT Rules”) relating to the taxation of certain income trusts and partnerships (“SIFTs”), including us, under the Income Tax Act (Canada) (the “Tax Act”) received Royal Assent and became law on June 22, 2007.  Pursuant to the SIFT Rules, commencing January 1, 2011 (provided the Trust experiences only “normal growth” and no “undue expansion” prior to such time) certain distributions from the Trust which would have otherwise been taxed as ordinary income generally will be characterized as dividends, in addition to the Trust generally being subject to tax at the same effective rates as Canadian corporations.  Returns of capital generally are (and under the SIFT Rules will continue to be) tax-deferred for holders of Units who are resident in Canada for purposes of the Tax Act (and reduce such holder’s adjusted cost base in the Unit for purposes of the Tax Act).  Distributions of income and returns of capital to a holder of Units who is not resident in Canada for purposes of the Tax Act, or that is a partnership that is not a “Canadian partnership” for purposes of the Tax Act, generally will be subject to Canadian withholding tax.  You should consult your own tax advisors with respect to the Canadian income tax considerations applicable in your own circumstances. See “Risk Factors”.

The offering of Securities is subject to approval of certain legal matters on our behalf by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and Dorsey & Whitney LLP, Vancouver, British Columbia and New York, NY.  No underwriter or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation.  Furthermore, we are not a trust company and, accordingly, we are not registered under any trust and loan company legislation as we do not carry on or intend to carry on the business of a trust company.

We have not obtained a stability rating from an independent rating agency regarding the relative stability and sustainability of our cash distribution stream.  We may consider obtaining a stability rating from an independent rating agency in the future.

Our head office and the head and registered office of PWPL is located at 200, 207 — 9th Avenue S.W., Calgary, Alberta, T2P 1K3.

The date of this Prospectus is June 13, 2008.

iii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus and in the documents incorporated by reference in this Prospectus constitute forward-looking statements or information (collectively “forward-looking statements”) within the meaning of the “safe harbour” provisions of applicable securities legislation.  Forward-looking statements are typically identified by words such as “anticipate”, “continue”, “estimate”, “expect”, “forecast”, “may”, “will”, “project”, “could”, “plan”, “intend”, “should”, “believe”, “outlook”, “potential”, “target” and similar words suggesting future events or future performance.  In addition, statements relating to “reserves” or “resources” are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described exist in the quantities predicted or estimated and can be profitably produced in the future.  In particular, this Prospectus and the documents incorporated by reference herein contain, without limitation, forward-looking statements pertaining to the following:

•                                          the performance characteristics of our oil and natural gas properties;

•                                          the impact on our business, future growth prospects, distribution policies and Unitholders of the SIFT Rules and the different actions that we might take in response to the SIFT Rules;

•                                          our ability to shield our taxable income from income tax using our tax pools for a period of time following the implementation of the SIFT Rules and the impact this could have on our distributions and Unitholders;

•                                          the impact that the proposed new Alberta royalty framework may have on us, including on our reserves and business strategies and plans;

•                                          environmental regulation compliance costs and strategy;

•                                          oil and natural gas production level estimates;

•                                          reserves estimates;

•                                          netback estimates;

•                                          our business strategy and plans, including our strategy in respect of our Peace River Oil Sands project, and our coal bed methane, shale gas and enhanced oil recovery projects;

•                                          our product balance;

•                                          the sufficiency of our environmental program;

•                                          funding sources for distributions, distribution levels and whether a special distribution will be made in 2008;

•                                          our ability to maintain our productive capacity;

•                                          the impact of seasonal factors on us, including on our distribution policies;

•                                          the funding of our asset retirement obligations;

•                                          our outlook for oil and natural gas prices;

•                                          our forecast 2008 net capital expenditures and the allocation and funding thereof;

•                                          our exploration and development plans for our oil and natural gas properties in 2008 and beyond and the timing for executing such plans;

•                                          our ability to limit increases in our costs in the future;

•                                          currency exchange rates;

•                                          our forecast funds flow;

•                                          the sensitivity of our assumptions regarding 2008 funds flow and net income to changes in certain operational and financial metrics;

•                                          the nature and effectiveness of our risk management strategies;

•                                          the sufficiency of our insurance coverage to compensate us for certain losses and related expenses;

•                                          our belief that we will be successful in renewing or replacing our credit facilities on acceptable terms when they mature;

•                                          our proposed acquisition of Endev Energy Inc.;

•                                          the quantity and recoverability of our oil and natural gas reserves and resources, including the quantity of the discovered heavy oil resources in place at our Peace River Oil Sands project; and

•                                          our ability to economically develop our contingent resources at our Peace River Oil Sands project and convert these resources into reserves.

With respect to forward-looking statements contained or incorporated by reference in this Prospectus, we have made assumptions regarding, among other things:

•                                          future capital expenditure levels;

•                                          future oil and natural gas prices and differentials between light, medium and heavy oil prices;

•                                          future oil and natural gas production levels;

•                                          future interest rates;

•                                          future exchange rates;

•                                          the amount of future cash distributions that we intend to pay;

•                                          the cost of expanding our property holdings;

•                                          our ability to obtain equipment in a timely manner to carry out development activities;

•                                          the ability of our insurance coverage to compensate us for certain losses and related expenses;

•                                          our ability to market our oil and natural gas successfully to current and new customers;

•                                          the impact of increasing competition;

•                                          our ability to obtain financing on acceptable terms; and

•                                          our ability to maintain existing production and add new production and reserves through our development and exploitation activities.

Although we believe that the expectations reflected in the forward-looking statements contained or incorporated by reference in this Prospectus, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.  Readers are cautioned not to place undue reliance on forward-looking statements included or incorporated by reference in this Prospectus, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur.  By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements.  These risks and uncertainties include, among other things:

•                                          volatility in market prices for oil and natural gas;

•                                          the impact of weather conditions on seasonal demand and our ability to execute capital programs;

•                                          risks inherent in oil and natural gas operations;

•                                          uncertainties associated with estimating reserves and resources;

•                                          competition for, among other things, capital, acquisitions of reserves, resources, undeveloped lands and skilled personnel;

•                                          incorrect assessments of the value of acquisitions;

•                                          geological, technical, drilling and processing problems;

•                                          general economic conditions in Canada, the U.S. and globally;

•                                          industry conditions, including fluctuations in the price of oil and natural gas;

•                                          royalties payable in respect of our oil and natural gas production;

•                                          changes in government regulation of the oil and natural gas industry, including environmental regulation;

•                                          fluctuations in foreign exchange or interest rates;

•                                          unanticipated operating events that can reduce production or cause production to be shut-in or delayed;

•                                          failure to obtain industry partner and other third-party consents and approvals when required;

•                                          stock market volatility and market valuations;

•                                          the ability of OPEC to control production and balance global supply and demand of crude oil at desired price levels;

•                                          political uncertainty, including the risk of hostilities, in the petroleum producing regions of the world;

•                                          the need to obtain required approvals from regulatory authorities from time to time;

•                                          failure to realize the anticipated benefits of acquisitions, including the acquisition of Canetic Resources Trust and Vault Energy Trust and the proposed acquisition of Endev Energy Inc.;

•                                          changes in federal and provincial taxation laws and regulations;

•                                          changes in the Alberta royalty framework and their impact on us;

•                                          uncertainty of obtaining required approvals in respect of acquisitions and mergers; and

•                                          the other factors described under “Risk Factors” in this Prospectus and in our public filings (including our AIF) available in Canada at www.sedar.com and in the United States at www.sec.gov.

Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking statements contained and incorporated by reference in this Prospectus speak only as of the date of this Prospectus.  Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The forward-looking statements contained and incorporated by reference in this Prospectus are expressly qualified by this cautionary statement.

NON-GAAP MEASURES

In this Prospectus and the documents incorporated by reference into this Prospectus, we refer to certain financial measures that are not determined in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).  These measures as presented do not have any standardized meaning prescribed by Canadian GAAP and therefore they may not be comparable with calculations of similar measures for other companies or trusts.

We use the term “funds flow”, which we define as cash flow from operating activities before changes in non-cash working capital, expenditures on site reclamation and restoration and payments for surrendered stock options.  “Funds flow” as presented is not intended to represent operating cash flow or operating profits for the period and should not be construed as an alternative to cash flow from operating activities, net earnings or other measures of financial performance calculated in accordance with Canadian GAAP.

We use the term “operating netback”, which we define as the sales price received per unit of production, plus or minus the realized component of risk management activities related to oil and natural gas prices, less royalties, operating costs and transportation costs.  “Operating netbacks” should not be viewed as an alternative to cash flow from operating activities, net earnings per Unit or other measures of financial performance calculated in accordance with Canadian GAAP.  We use the terms “funds flow” and “operating netbacks” to assess financial performance, to allocate our capital among alternative projects and to assess our capacity to fund distributions and future capital programs.

Funds flow and operating netbacks cannot be assured and our future distributions may vary.  You should refer to our most recent management’s discussion and analysis of financial condition and results of operations incorporated by reference herein for a reconciliation of “funds flow” to cash flow from operating activities, and for the calculation of “operating netbacks”.

We believe that, in conjunction with results presented in accordance with Canadian GAAP, these measures assist in providing a more complete understanding of certain aspects of our results of operations and financial performance.  You are cautioned, however, that these measures should not be construed as an alternative to measures determined in accordance with Canadian GAAP as an indication of our performance.

PRESENTATION OF FINANCIAL AND OIL AND GAS RESERVES AND PRODUCTION INFORMATION

Unless indicated otherwise, financial information in this Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with Canadian GAAP.  Canadian GAAP differs in some significant respects from United States generally accepted accounting principles (“U.S. GAAP”) and thus our financial statements may not be comparable to the financial statements of U.S. companies.  The principal differences as they apply to us are summarized in our audited U.S. GAAP Note incorporated herein by reference.

The SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others which are those reserves that a company has demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. The securities regulatory authorities in Canada have adopted National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities.  NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulators, to disclose not only proved reserves but also probable reserves, and to disclose reserves and production on a gross basis before deducting royalties.  Probable reserves are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves.  Because we are permitted to disclose reserves in accordance with Canadian disclosure requirements, we have disclosed in this Prospectus and in the documents incorporated by reference reserves designated as “probable reserves”.  If required to be prepared in accordance with U.S. disclosure requirements, the SEC’s guidelines would prohibit reserves in this category from being included.  Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves using only forecast prices and costs.  The SEC does not permit the disclosure of the net present value of future net revenue from reserves based on forecast prices and costs and generally requires that prices and costs be held constant at levels in effect at the date of the reserve report.  Additional information prepared in accordance with United States Statement of Financial Accounting

Standards No. 69 “Disclosures About Oil and Gas Producing Activities” relating to our oil and gas reserves is set forth with our audited U.S. GAAP Note, which is incorporated herein by reference.  Unless otherwise stated, all of the reserves information contained in this Prospectus, including the documents incorporated herein by reference, has been calculated and reported in accordance with NI 51-101.

SELECTED ABBREVIATIONS AND DEFINITIONS

All dollar amounts in this Prospectus are expressed in Canadian dollars, except where otherwise indicated.  References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to United States dollars.

This Prospectus is part of a registration statement on Form F-10 relating to the Securities that we filed with the SEC. Under the registration statement, we may, from time to time, sell any combination of the Securities described in this Prospectus in one or more offerings up to an aggregate initial offering amount of US$1,500,000,000.  This Prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of each particular offering of Securities.  The Prospectus Supplement may also add to, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement.  This Prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

In this Prospectus and in any Prospectus Supplement, the following terms shall have the following meanings:

“2007 Annual Financial Statements” has the meaning ascribed thereto under “Documents Incorporated by Reference”.

“2007 Senior Notes” has the meaning ascribed thereto in Note (2) to the table under “Consolidated Capitalization”.

“2008 Q1 Financial Statements” has the meaning ascribed thereto under “Documents Incorporated by Reference”.

“2008 Senior Notes” has the meaning ascribed thereto under “Recent Developments”.

“6.5% 2005 Debenture Indenture” means the trust indenture governing the 6.5% 2005 Debentures.

“6.5% 2005 Debentures” means the 6.5% convertible, extendible, unsecured, subordinated debentures issued on May 26, 2005 pursuant to the 6.5% 2005 Debenture Indenture, which debentures were assumed by the Trust pursuant to the Canetic Acquisition and subsequently began trading on the TSX as securities of the Trust on January 16, 2008 under the symbol PWT.DB.D.

“6.5% 2006 Debenture Indenture” means the trust indenture governing the 6.5% 2006 Debentures.

“6.5% 2006 Debentures” means the 6.5% convertible, extendible, unsecured, subordinated debentures issued on August 24, 2006 pursuant to the 6.5% 2006 Debenture Indenture, which debentures were assumed by the Trust pursuant to the Canetic Acquisition and subsequently began trading on the TSX as securities of the Trust on January 16, 2008 under the symbol PWT.DB.F.

“7.2% 2006 Debenture Indenture” means the trust indenture governing the 7.2% 2006 Debentures.

“7.2% 2006 Debentures” means the 7.2% convertible, unsecured, subordinated debentures issued on May 2, 2006 pursuant to the 7.2% 2006 Debenture Indenture, which debentures were assumed by the Trust pursuant to the Vault Acquisition and subsequently began trading on the TSX as securities of the Trust on January 15, 2008 under the symbol PWT.DB.E.

“8% 2004 Debenture Indenture” means the trust indenture governing the 8% 2004 Debentures.

“8% 2004 Debentures” means the 8% convertible, extendible, unsecured, subordinated debentures issued on June 15, 2004 pursuant to the 8% 2004 Debenture Indenture, which debentures were assumed by the Trust pursuant to the Canetic Acquisition and subsequently began trading on the TSX as securities of the Trust on January 16, 2008 under the symbol PWT.DB.B.

“8% 2005 Debenture Indenture” means the trust indenture governing the 8% 2005 Debentures.

“8% 2005 Debentures” means the 8% convertible, unsecured, subordinated debentures issued on June 22, 2005 pursuant to the 8% 2005 Debenture Indenture, which debentures were assumed by the Trust pursuant to the Vault Acquisition and subsequently began trading on the TSX as securities of the Trust on January 15, 2008 under the symbol PWT.DB.C.

“9.4% 2003 Debenture Indenture” means the trust indenture governing the 9.4% 2003 Debentures.

“9.4% 2003 Debentures” means the 9.4% convertible, unsecured, subordinated debentures issued on July 3, 2003 pursuant to the 9.4% 2003 Debenture Indenture, which debentures were assumed by the Trust pursuant to the Canetic Acquisition and subsequently began trading on the TSX as securities of the Trust on January 16, 2008 under the symbol PWT.DB.A.

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

“AIF” means our annual information form for the year ended December 31, 2007 dated March 26, 2008.

“Amended Credit Facilities” has the meaning ascribed thereto in Note (1) to the table under “Consolidated Capitalization”.

“Board” or “Board of Directors” means the board of directors of PWPL.

“Canetic” means Canetic Resources Trust, a trust established under the laws of the Province of Alberta.

“Canetic Acquisition” means the plan of arrangement under the ABCA pursuant to which the Trust acquired Canetic on January 11, 2008.

“Convertible Debentures” means, collectively, our 6.5% 2005 Debentures, 6.5% 2006 Debentures, 7.2% 2006 Debentures, 8% 2004 Debentures, 8% 2005 Debentures and 9.4% 2003 Debentures.

“Credit Facilities” has the meaning ascribed thereto in Note (1) to the table under “Consolidated Capitalization”.

“DRIP Plan” means our Distribution Reinvestment and Optional Trust Unit Purchase Plan dated effective December 8, 2005.

“ESSP Plan” means our Employee Stock Savings Plan dated January 13, 2006.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“forecast prices and costs” means future prices and costs that are: (i) generally acceptable as being a reasonable outlook of the future; and (ii) if, and only to the extent that, there are fixed or presently determinable future prices or costs to which we are legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in subparagraph (i).

“GLJ” means GLJ Petroleum Consultants Ltd., independent petroleum consultants of Calgary, Alberta.

“GLJ Endev Report” means the report prepared by GLJ dated February 15, 2008 evaluating the crude oil, natural gas liquids and natural gas reserves of Endev and the net present value of future net revenue attributable to those reserves as at December 31, 2007.

“Internal Notes” means the unsecured subordinated promissory notes issued by PWPL and certain other Operating Entities to the Trust.

“NI 51-101” means National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities.

“NPI Agreements” means the net profits interest agreements between the Trust and certain of the Operating Entities.

“NPIs” means the net profits interests granted to the Trust under the NPI Agreements.

“NYSE” means the New York Stock Exchange.

“OPEC” means the Organization of the Petroleum Exporting Countries.

“Operating Entities” means the subsidiaries of the Trust that are actively involved in the acquisition, production, processing, transportation and marketing of crude oil, natural gas liquids and natural gas, being PWPL, Penn West Partnership, Canetic ABC Limited Partnership, Titan Canada Resources, Canetic Resources Partnership, Petrofund Ventures Trust, Tika Energy Inc. and Upton Resources Inc., each a direct or indirect wholly-owned subsidiary of the Trust, and “Operating Subsidiary” means any one of them, as applicable.

“Operating Entities Securities” means the Internal Notes, the NPIs, the PWPL Common Shares and any other securities of the Operating Entities owned, directly or indirectly, by the Trust.

“Options” means options of the Trust.

“Other Convertible Securities” means Warrants, Rights and Options that are convertible into or exercisable to acquire Units.

“Penn West Partnership” means Penn West Petroleum, a general partnership, the partners of which are PWPL, Trocana Resources Inc., Canetic Saskatchewan Trust, 990009 Alberta Inc. and 1167639 Alberta Ltd.

“Petrofund Acquisition” means the plan of arrangement under the ABCA pursuant to which we acquired Petrofund Energy Trust on June 30, 2006.

“probable reserves” are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

“proved reserves” are those reserves that can be estimated with a high degree of certainty to be recoverable.  It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

“PWPL” means Penn West Petroleum Ltd., a corporation amalgamated under the ABCA.

“PWPL Common Shares” means common shares in the capital of PWPL.

“reserves” are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date, based on: (a) analysis of drilling, geological, geophysical and engineering data; (b) the use of established technology; and (c) specified economic conditions, which are generally accepted as being reasonable.

“Rights” means rights of the Trust.

“SEC” means the United States Securities and Exchange Commission.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Special Voting Units” means the special voting units authorized pursuant to the Trust Indenture.

“Sproule” means Sproule Associates Limited, independent petroleum consultants of Calgary, Alberta.

“Subscription Receipts” means subscription receipts of the Trust.

“subsidiary” has the meaning ascribed thereto in the Securities Act (Ontario) and, for greater certainty, includes all corporations, partnerships and trusts owned, controlled or directed, directly or indirectly, by the Trust.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp), as amended, including the regulations promulgated thereunder, as amended from time to time.

“Trust” means Penn West Energy Trust, a trust formed pursuant to the laws of Alberta pursuant to the Trust Indenture and, unless the context otherwise requires, includes its subsidiaries.

“Trust Indenture” means the amended and restated trust indenture between the Trustee and PWPL, amended and restated as of June 30, 2006 and as further amended as of November 29, 2007.

“Trustee” means CIBC Mellon Trust Company, our trustee.

“TSX” means the Toronto Stock Exchange.

“TURIP Plan” means our Trust Unit Rights Incentive Plan as amended and restated as of February 23, 2007.

“United States” or “U.S.” means the United States, as defined in Rule 902(l) under Regulation S under the United States Securities Act of 1933, as amended;

“Unitholders” means the holders from time to time of the Units.

“Units” means trust units of the Trust.

“U.S. GAAP Note” has the meaning ascribed thereto under “Documents Incorporated by Reference”.

“Vault” means Vault Energy Trust, a trust established under the laws of the Province of Alberta.

“Vault Acquisition” means the plan of arrangement under the ABCA pursuant to which the Trust acquired Vault on January 10, 2008.

“Warrants” means warrants of the Trust.

“we”, “us” and “our” refer to the Trust and the Trust’s subsidiaries (including the Operating Entities) on a consolidated basis unless the context requires otherwise.

Words importing the singular number only include the plural, and vice versa, and words importing any gender include all genders.

EXCHANGE RATES

The following table sets out certain exchange rates based upon the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.  The rates are set out as United States dollars per Cdn$1.00 and are the inverse of the rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00.

	Year Ended December 31,			Period Ended March 31,
	2005	2006	2007	2007	2008
Low	0.7872	0.8528	0.8475	0.8437	1.0291
High	0.8690	0.9100	1.0908	0.9453	0.9714
Average(1)	0.8282	0.8847	0.9378	0.8899	0.9970

Note:

(1)                      Average represents the average of the rates on the last day of each month.

On June 12, 2008, the inverse of the noon buying rate quoted by the Federal Reserve Bank of New York for Canadian dollars was Cdn$1.00 = US$0.9775.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 of which this Prospectus forms a part.  This Prospectus does not contain all the information set out in the registration statement.  For further information about us and the Securities, please refer to the registration statement.  We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance with those requirements, we file and furnish reports and other information with the SEC and with the securities regulatory authorities of the provinces of Canada.  Under a multi-jurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada.  These requirements are different from those of the United States.  As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and PWPL’s officers and directors, and our Unitholders holding 10% or more of the Units, are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The reports and other information filed by us with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this offering.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (www.sedar.com), which is commonly known by the acronym “SEDAR”. Reports and other information about us are also available for inspection at the offices of the TSX.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Both we and PWPL are organized under the laws of Alberta, Canada and our respective principal places of business are in Canada.  Most of our directors and all of our officers and the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States.  As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States.  There is doubt as to the enforceability in Canada against us or against any of our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal securities laws or the securities laws of any state within the United States.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the United States.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of PWPL at 200, 207 — 9th Avenue S.W., Calgary, Alberta, T2P 1K3, Telephone:  (403) 777-2500.  In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com.  Our SEDAR profile number is 22266.

The following documents filed with the various securities commissions or similar authorities in the provinces of Canada are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)                                  our AIF dated March 26, 2008;

(b)                                 our audited comparative consolidated financial statements as at and for the year ended December 31, 2007, together with the notes thereto, the auditors’ report thereon and the auditors’ report on our internal control over financial reporting (collectively, the “2007 Annual Financial Statements”);

(c)                                  our management’s discussion and analysis of financial conditions and results of operations for the year ended December 31, 2007;

(d)                                 our unaudited interim comparative consolidated financial statements as at and for the three month period ended March 31, 2008, together with the notes thereto (the “2008 Q1 Financial Statements”);

(e)                                  our management’s discussion and analysis of financial conditions and results of operations for the three month period ended March 31, 2008;

(f)                                    our material change report dated January 21, 2008 in respect of the completion of the Canetic Acquisition on January 11, 2008;

(g)                                 our Information Circular — Proxy Statement dated May 5, 2008 (the “Circular”) relating to the annual meeting of Unitholders held on June 2, 2008;

(h)                                 our business acquisition report dated March 26, 2008 in respect of the Canetic Acquisition completed on January 11, 2008 (the “BAR”);

(i)                                     our supplemental note to our 2007 Annual Financial Statements titled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”, together with the auditors’ report thereon (the “U.S. GAAP Note”);

(j)                                     our supplemental note to our 2008 Q1 Financial Statements titled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”; and

(k)                                  our supplemental note to our unaudited pro forma consolidated financial statements as at and for the year ended December 31, 2007 contained in our BAR titled “Differences Between Canadian and United States Generally Accepted Accounting Principles”.

Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus promulgated under National Instrument 44-101 — Short Form Prospectus Distributions (including, without limitation, any annual information form, audited consolidated financial statements (together with the auditor’s report thereon) and related management’s discussion and analysis, information circular, material change reports, business acquisition reports and interim unaudited consolidated financial statements and related management’s discussion and analysis) subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces and territories of Canada after the date of this Prospectus and prior to the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus.  In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, if we specifically state it in the applicable document, we may incorporate by reference into the registration statement of which this Prospectus forms a part information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Any statement contained in this Prospectus or in a document (or part of a document) incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference into this Prospectus or to constitute a part of this Prospectus.

Upon a new annual information form and corresponding annual financial statements and related management’s discussion and analysis being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and all annual financial statements, interim financial statements and the related management’s discussion and analysis, material change reports, business acquisition reports and information circulars filed prior to the commencement of our financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.  Upon interim consolidated financial statements and the related management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim consolidated financial statements and the related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus.  Upon a new management information circular and proxy statement relating to an annual meeting of Unitholders being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular and proxy statement for the preceding annual meeting of Unitholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to those Securities will be delivered or made available to purchasers of such Securities together with this Prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

You should rely only on the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part.  We have not authorized anyone to provide you with different or additional information.  We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law.  An investor should not assume that the information contained in or incorporated by reference in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.

SUMMARY DESCRIPTION OF BUSINESS

Penn West Energy Trust

We are an open-end unincorporated investment trust established under the laws of the Province of Alberta pursuant to the Trust Indenture.  Our principal undertaking is to indirectly acquire and hold, through PWPL and the other Operating Entities, interests in petroleum and natural gas properties and assets related thereto.  Our primary assets consist of the Operating Entities Securities.

Our distributions are currently set at $0.34 per Unit per month.  Future distributions are subject to the discretion of the Board of Directors and may vary depending on, among other things, the current and anticipated commodity price environment. Cash distributions to Unitholders are not assured or guaranteed.  You should also see the section of this Prospectus entitled “Description of Securities — Units — Cash Distributions” and “Risk Factors.”

Operating Entities

PWPL and the other Operating Entities are actively involved in the acquisition, production, processing, transportation and marketing of crude oil, natural gas liquids and natural gas primarily in Alberta, British Columbia, Saskatchewan, Manitoba, North Dakota, Montana and Wyoming.  The Trust participates in the funds flow from such business activities through its direct and indirect ownership of the Operating Entities Securities.

The Trust has filed an undertaking with the securities regulatory authorities in each of the provinces of Canada in accordance with sections 6.1 and 6.4 of National Policy 41-201 – Income Trusts and Other Indirect Offerings pursuant to which it has agreed that, among other things: (i) in complying with its reporting issuer obligations, it will treat PWPL as a subsidiary of the Trust; and (ii) it will take appropriate measures to require each person who would be an insider of PWPL if PWPL were a reporting issuer to file insider reports about trades in securities of the Trust and to comply with statutory prohibitions against insider trading.

Organizational Structure

The following diagram sets forth our simplified organizational structure:

Notes:

(1)                      The Unitholders own 100% of the Trust’s equity.

(2)                      Cash distributions are made on a monthly basis to Unitholders based upon, among other things, our funds flow.

(3)                      Our primary sources of funds flow are payments from PWPL and our other Operating Entities pursuant to the NPIs and interest paid on the principal amount of the Internal Notes.

(4)                      The other Operating Entities are direct or indirect wholly-owned subsidiaries of the Trust.  Other than PWPL and the Penn West Partnership, the Trust does not have any subsidiaries: (i) the total assets of which exceed 10% of the Trust’s consolidated assets (or 20% of the Trust’s consolidated assets when aggregated with all other subsidiaries of the Trust other than PWPL and the Penn West Partnership); or (ii) the sales and operating revenues of which exceed 10% of the Trust’s consolidated sales and operating revenues (or 20% of the Trust’s consolidated sales and operating revenues when aggregated with all other subsidiaries of the Trust other than PWPL and the Penn West Partnership).

Potential Acquisitions

We continue to evaluate potential acquisitions of all types of petroleum and natural gas and other energy-related assets as part of our on-going acquisition program.  We are normally in the process of evaluating several potential acquisitions at any one time which individually or together could be material.  As of the date hereof, other than as otherwise disclosed herein, we have not reached agreement on the price or terms of any potential material acquisitions.  We cannot predict whether any current or future opportunities will result in one or more acquisitions for us.

Potential Dispositions and Farm-Outs

We continue to evaluate potential dispositions of our non-core petroleum and natural gas assets as part of our on-going rationalization program of our non-core assets. In addition, we continue to evaluate potential farm-out opportunities with other industry participants in respect of our petroleum and natural gas assets in circumstances where we believe it is prudent to do so based on, among other things, our capital program and the risk profile of such assets. We are normally in the process of evaluating several potential dispositions of our non-core assets and farm-out opportunities at any one time, which individually or together could be material. As of the date hereof, other than as otherwise disclosed herein, we have not reached agreement on the price or terms of any potential material dispositions or farm-outs. We cannot predict whether any current or future opportunities will result in one or more dispositions or farm-outs for us.

RECENT DEVELOPMENTS

Changes to Composition of Board of Directors and Senior Management

On June 2, 2008 at our annual meeting of Unitholders, Messrs. Jack C. Lee and Thomas E. Phillips ceased to be directors of PWPL as they did not stand for re-election at the meeting.  The remaining members of PWPL’s Board were re-elected at the meeting.  In addition, Mr. Jack Schanck was elected to the Board at the meeting.  See our Circular, which is incorporated by reference herein, for additional information.

In April 2008, Ms. Hilary Foulkes joined PWPL as its Senior Vice-President, Acquisitions and Divestitures.  Ms. Foulkes is a professional geologist with more than 20 years of experience in the oil and gas industry.

Private Placement of 2008 Senior Notes

Effective May 29, 2008, PWPL completed the private placement of an aggregate of US$480 million and Cdn$30 million principal amount of senior guaranteed unsecured notes (the “2008 Senior Notes”).  The private placement consisted of the issuance of US$152.5 million principal amount of 6.12% notes due on May 29, 2016, US$278 million principal amount of 6.30% notes due on May 29, 2018, Cdn$30 million principal amount of 6.16% notes due on May 29, 2018 and US$49.5 million principal amount of 6.40% notes due on May 29, 2020.  The 2008 Senior Notes are unsecured and rank equally with PWPL’s Amended Credit Facilities and the 2007 Senior Notes.  The 2008 Senior Notes are subject to the financial covenant that, as at the end of any fiscal quarter, consolidated total debt to consolidated capitalization shall not exceed 55% except in the event of a material acquisition, in which case it shall not exceed 60%, and that, as at the end of any fiscal quarter, total debt shall not exceed four times Consolidated EBITDA (as defined in the note purchase agreement) for the 12 month period then ended as adjusted for material acquisitions and dispositions made during such period.  In addition, the 2008 Senior Notes require that PWPL make an offer to purchase the notes at par (without any make-whole payment) in certain circumstances following a change of control of the Trust, which is defined as a person or persons acquiring more than 50% of the Units.  The proceeds of the private placement of the 2008 Senior Notes were used to repay a portion of the indebtedness outstanding under our Amended Credit Facilities.

Proposed Acquisition of Endev Energy Inc.

On May 21, 2008, we announced that we have entered into an agreement to acquire all of the issued and outstanding shares of Endev Energy Inc. (“Endev”) on the basis of an exchange of 0.041 of a Unit for each one (1) share of Endev.  We estimate that we will issue an aggregate of approximately 3.9 million Units in connection with the acquisition.  We will also assume approximately $43.7 million of bank indebtedness of Endev in connection with the acquisition.  Pursuant to the acquisition, and based on the GLJ Endev Report, we expect to acquire 1.2 million barrels of light/medium crude oil and natural gas liquids and 31 billion cubic feet of natural gas on a proved reserve basis, and 1.7 million barrels of light/medium crude oil and natural gas liquids and 45 billion cubic feet of natural gas on a proved plus probable reserve basis.  We also expect to acquire approximately 100,000 net acres of undeveloped land.  Endev’s primary property is located near Majorville in southeast Alberta which we believe complements our existing operations in the area.  Completion of the proposed acquisition, which is anticipated to occur in July 2008, is subject to, among other things, the approval of a special resolution by at least 66 2/3% of the votes cast by shareholders of Endev who vote at a special meeting of Endev’s shareholders to be held in July 2008, and receipt of all necessary regulatory and stock exchange approvals.

CONSOLIDATED CAPITALIZATION

The following table sets forth our consolidated capitalization for the periods indicated.  In addition, the notes to the following table describe any material change in, and the effect of any material change on, our share and loan capital, on a consolidated basis, since March 31, 2008.  Except as otherwise noted, the following table and notes thereto do not reflect the private placement of our 2008 Senior Notes on May 29, 2008.  See “Recent Developments - Private Placement of 2008 Senior Notes”.

Designation (Authorized)	As at December 31, 2007	As at March 31, 2008
	(Cdn$ millions, except unit amounts)	(Cdn$ millions, except unit amounts)
Bank Debt(1)	1,472	3,151

2007 Senior Notes(2) (US$475 million)	471	488

6.5% 2005 Debentures(3) ($60 million)	—	18

Designation (Authorized)	As at December 31, 2007	As at March 31, 2008
	(Cdn$ millions, except unit amounts)	(Cdn$ millions, except unit amounts)
6.5% 2006 Debentures(4) ($230 million)	—	229

7.2% 2006 Debentures(5) ($50 million)	—	26

8% 2004 Debentures(6) ($75 million)	—	8

8% 2005 Debentures(7) ($55 million)	—	49

9.4% 2003 Debentures(8) ($50 million)	—	6

Unitholders’ Capital

Units(15) (unlimited)	3,877 (242,663,164 Units)	7,667 (9)(10)(11)(12)(13)(14) (374,872,718 Units)

Special Voting Units(16) (unlimited)	—	—

Notes:

(1)                      As at December 31, 2007, PWPL had an unsecured financial covenant based extendible three-year revolving credit facility with an aggregate borrowing limit of $2.1 billion with a maturity date of August 25, 2010 with a syndicate of financial institutions (the “Credit Facilities”).  In January 2008, PWPL amended its Credit Facilities (the “Amended Credit Facilities”) in connection with the completion of the Vault Acquisition and the Canetic Acquisition such that the Amended Credit Facilities have an aggregate borrowing limit of $4.0 billion and a maturity date of January 11, 2011.  The Amended Credit Facilities are comprised of two tranches which each revolve until their respective maturity dates.  Tranche one of the Amended Credit Facilities has an aggregate borrowing limit of $3.25 billion and is extendible with lender approval.  PWPL has the right to request an extension of the maturity date under tranche one such that the term to maturity does not exceed three years.  Tranche two of the Amended Credit Facilities has an aggregate borrowing limit of $750 million and is non-extendible.  PWPL may draw under the Amended Credit Facilities by way of prime rate loans in Canadian dollars, U.S. base rate loans in U.S. dollars, Canadian and U.S. dollar bankers’ acceptances, London inter-bank offered rate loans in U.S. dollars and letters of credit to be issued in Canadian or U.S. dollars.  The Amended Credit Facilities contain financial covenants consisting of senior debt to Consolidated EBITDA (as defined in the Amended Credit Facilities) and both senior debt and total debt to capitalization ratios.  Prime rate and U.S. base rate loans bear interest at the lender’s prime rate.  The rate charged on the other amounts drawn is based upon rates and fees outlined in the Amended Credit Facilities and which vary based on the ratio of senior debt to Consolidated EBITDA (as defined in the Amended Credit Facilities).  The weighted average effective interest rate on the Amended Credit Facilities for the three months ended March 31, 2008 was 5%.  As at the date hereof, and following the repayment of a portion of our indebtedness using the proceeds of our private placement of the 2008 Senior Notes on May 29, 2008, approximately $2.8 billion is outstanding under the Amended Credit Facilities.

(2)                      Effective May 31, 2007, PWPL completed the private placement of an aggregate of US$475 million principal amount of senior guaranteed unsecured notes (the “2007 Senior Notes”).  The private placement consisted of the issuance of US$160 million principal amount of 5.68% notes due on May 31, 2015, US$155 million principal amount of 5.80% notes due on May 31, 2017, US$140 million principal amount of 5.90% notes due on May 31, 2019 and US$20 million principal amount of 6.05% notes due on May 31, 2022.  The 2007 Senior Notes are unsecured and rank equally with PWPL’s Amended Credit Facilities.  The 2007 Senior Notes are subject to the financial covenant that, as at the end of any fiscal quarter, consolidated total debt to consolidated capitalization shall not exceed 55% except in the event of a material acquisition, in which case it shall not exceed 60%.  The principal amount of 2007 Senior Notes outstanding as at December 31, 2007 and as at March 31, 2008 has been converted into Canadian dollars based on the exchange rate in effect at the close of business on each of such dates.  As at the date hereof, US$475 million principal amount of 2007 Senior Notes are outstanding.

(3)                      The 6.5% 2005 Debentures bear interest at an annual rate of 6.5% payable semi-annually on January 31 and July 31 of each year.  The 6.5% 2005 Debentures are redeemable by us at a price of $1,050 per debenture after July 31, 2008 and on or before July 31, 2009 and at a price of $1,025 per debenture after July 31, 2009 and before maturity on July 31, 2010, in each case, together with accrued and unpaid interest.  The 6.5% 2005

Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $36.8155 per Unit.  We may elect, from time to time, to satisfy our obligation to pay interest on the 6.5% 2005 Debentures by delivering sufficient Units to the trustee of the 6.5% 2005 Debentures for sale in order to satisfy the cash interest payment to holders.  We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date.  As at the date hereof, $17.8 million principal amount of 6.5% 2005 Debentures are outstanding.

(4)                      The 6.5% 2006 Debentures bear interest at an annual rate of 6.5% payable semi-annually on June 30 and December 31 of each year.  The 6.5% 2006 Debentures are redeemable by us at a price of $1,050 per debenture after December 31, 2009, and on or before December 31, 2010, and at a price of $1,025 per debenture after December 31, 2010 and before maturity on December 31, 2011, in each case, together with accrued and unpaid interest.  The 6.5% 2006 Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $51.5534 per Unit.  We may elect, from time to time, to satisfy our obligation to pay interest on the 6.5% 2006 Debentures by delivering sufficient Units to the trustee of the 6.5% 2006 Debentures for sale in order to satisfy the cash interest payment to holders.  We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date.  As at the date hereof, $229.6 million principal amount of 6.5% 2006 Debentures are outstanding.

(5)                      The 7.2% 2006 Debentures bear interest at an annual rate of 7.2% payable semi-annually on May 31 and November 30 of each year.  The 7.2% 2006 Debentures are redeemable by us at a price of $1,050 per debenture after May 31, 2009 and on or before May 31, 2010 and at a price of $1,025 per debenture after May 31, 2010 and before maturity on May 31, 2011, in each case, together with accrued and unpaid interest.  The 7.2% 2006 Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $75.00 per Unit.  We may satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date.  As at the date hereof, $26.2 million principal amount of 7.2% 2006 Debentures are outstanding.

(6)                      The 8% 2004 Debentures bear interest at an annual rate of 8% payable semi-annually on February 28 and August 31 of each year.  The 8% 2004 Debentures are redeemable by us at a price of $1,050 per debenture until August 31, 2008 and at a price of $1,025 per debenture after August 31, 2008 and before maturity on August 31, 2009, in each case, together with accrued and unpaid interest.  The 8% 2004 Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $30.2136 per Unit.  We may elect, from time to time, to satisfy our obligation to pay interest on the 8% 2004 Debentures by delivering sufficient Units to the trustee of the 8% 2004 Debentures for sale in order to satisfy the cash interest payment to holders.  We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date.  As at the date hereof, $7.8 million principal amount of 8% 2004 Debentures are outstanding.

(7)                      The 8% 2005 Debentures bear interest at an annual rate of 8% payable semi-annually on June 30 and December 31 of each year.  The 8% 2005 Debentures are not redeemable on or before June 30, 2008.  After June 30, 2008 and prior to maturity on June 30, 2010, debenture holders may cause the Trust to redeem the 8% 2005 Debentures in whole or in part from time to time at a redemption price of $1,050 per debenture after June 30, 2008 and before July 1, 2009, and a redemption price of $1,025 per debenture on or after July 1, 2009 and before maturity, in each case, plus accrued and unpaid interest thereon.  The 8% 2005 Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $82.14 per Unit.  We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date.  As at the date hereof, $48.7 million principal amount of 8% 2005 Debentures are outstanding.

(8)                      The 9.4% 2003 Debentures bear interest at an annual rate of 9.4% payable semi-annually on January 31 and July 31 of each year. The 9.4% 2003 Debentures are redeemable by us at a price of $1,025 per debenture before maturity on July 31, 2008, together with accrued and unpaid interest.  The 9.4% 2003 Debentures are convertible into Units at the option of the holder at any time prior to maturity at a conversion price of $31.1068 per Unit.  We may elect, from time to time, to satisfy our obligation to pay interest on the 9.4% 2003 Debentures by delivering sufficient Units to the trustee of the 9.4% 2003 Debentures for sale in order to satisfy the cash interest payment to holders.  We may also satisfy our obligation to pay the principal owing on redemption or maturity by the issue of Units at a deemed price of 95% of the weighted average trading price of the Units preceding the redemption or maturity date.  As at the date hereof, $5.6 million principal amount of 9.4% 2003 Debentures are outstanding.

(9)                      As at the date hereof, 376,750,104 Units are issued and outstanding.

(10)                Does not include 1,101,096 Units issued pursuant to our DRIP Plan subsequent to March 31, 2008 and up to and including the date hereof.  For additional information respecting our DRIP Plan, see Note 8 to our 2007 Annual Financial Statements incorporated by reference herein.

(11)                Does not include 181,417 Units issued pursuant to our ESSP Plan subsequent to March 31, 2008 and up to and including the date hereof.  For additional information respecting our ESSP Plan, see Note 9 to our 2007 Annual Financial Statements incorporated by reference herein and Note 9 to our 2008 Q1 Financial Statements incorporated by reference herein.

(12)                Does not include 587,262 Units issued pursuant to the exercise of rights granted under our TURIP Plan subsequent to March 31, 2008 and up to and including the date hereof.  For additional information respecting our TURIP Plan, see Note 9 to our 2007 Annual Financial Statements incorporated by reference herein and Note 9 to our 2008 Q1 Financial Statements incorporated by reference herein.

(13)                Does not include 7,611 Units issued upon conversion of our Convertible Debentures subsequent to March 31, 2008 and up to and including the date hereof.  For additional information respecting our Convertible Debentures, see Notes 3 to 8 above and Note 6 to our 2008 Q1 Financial Statements incorporated by reference herein.

(14)                In addition, as at the date hereof, 33,456,555 Units are reserved for issuance under our TURIP Plan, 2,912,303 Units are reserved for issuance under our ESSP Plan, 5,681,749 Units are reserved for issuance under our DRIP Plan and 6,316,062 Units are reserved for issuance on conversion of the outstanding Convertible Debentures.

(15)                See “Description of Securities — Units” for a description of the Units.

(16)                See “Description of Securities — Special Voting Units” for a description of the Special Voting Units.

RECORD OF CASH DISTRIBUTIONS

Since our formation as a trust on May 31, 2005, monthly cash distributions have been declared in the following amounts, each amount being paid in the following month:

	Distributions per Unit ($)
Month	2008	2007	2006	2005
January	0.34	0.34	0.31	—
February	0.34	0.34	0.34	—
March	0.34	0.34	0.34	—
April	0.34	0.34	0.34	—
May	0.34	0.34	0.34	—
June	—	0.34	0.34	0.26
July	—	0.34	0.34	0.26
August	—	0.34	0.34	0.26
September	—	0.34	0.34	0.26
October	—	0.34	0.34	0.31
November	—	0.34	0.34	0.31
December	—	0.34	0.34	0.31
Total	1.70	4.08	4.05	1.97

USE OF PROCEEDS

The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities.  Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, we intend to use the net proceeds from the sale of Securities for general trust purposes, repayment of indebtedness and/or the direct or indirect financing of future growth opportunities, including acquisitions and capital expenditures.  The amount of net proceeds to be used for any such purposes will be described in a Prospectus Supplement.  We may invest funds that we do not immediately use in short-term marketable investment grade securities.  We may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

DESCRIPTION OF SECURITIES

Units

The following is a summary of the material attributes and characteristics of the Units.  This summary is not complete and is subject to, and qualified in its entirety by, reference to the terms of the Trust Indenture.

An unlimited number of Units may be created and issued pursuant to the Trust Indenture.  Each Unit represents an equal fractional undivided beneficial interest in any distribution from us (whether of income, net realized capital gains or other amounts) and in any of our net assets in the event of our termination or winding-up.  All Units outstanding from time to time are entitled to an equal share of any distributions from us, and in any of our net assets, in the event of our termination or winding-up.  All Units rank among themselves equally and rateably without discrimination, preference or priority.  Each Unit is transferable, is not subject to any conversion, retraction, redemption or pre-emptive rights and entitles the holder to require the Trust to redeem any or all of the Units held by that holder and to one vote at all meetings of Unitholders for each Unit held.

Issuance of Units

The Trust Indenture provides that Units, including rights, warrants, special warrants, subscription receipts or other securities to purchase, to convert into or to exchange into Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the Board of Directors may determine.

Cash Distributions

Our Board has resolved to maintain our distribution level at $0.34 per Unit per month for the months of May, June and July 2008 based on forecasts of commodity prices, production levels and planned capital expenditures available at the time. Cash distributions are made on or about the 15th day of each month to Unitholders of record on the last day of the immediately preceding calendar month.  Future distributions are subject to the discretion of the Board and may vary depending on, among other things, the current and anticipated commodity price environment.  Cash distributions to Unitholders are not assured or guaranteed.  You should also refer to the section of this Prospectus entitled “Risk Factors”.

Stability Rating

The Trust has not asked for and received a stability rating, and the Trust is not aware that it has received any other kind of rating, including a provisional rating, from one or more approved rating organizations for the Securities.

Additional Information

For additional information respecting the Units, including information respecting possible restrictions on non-resident Unitholders, the redemption right attached to the Units, meetings of Unitholders, and the termination of the Trust, you should refer to “Information Relating to Penn West — Trust Indenture” at pages 22 through 25, inclusive, of the AIF, incorporated by reference into this Prospectus.

Special Voting Units

In order to allow us flexibility in pursuing corporate acquisitions, the Trust Indenture allows for the creation of Special Voting Units that will enable us to effect exchangeable securities transactions.  Exchangeable securities transactions are commonly used in Canadian corporate acquisitions to give the selling securityholder a tax deferred “rollover” on the sale of the securityholder’s securities, which may not otherwise be available.  In an exchangeable securities transaction the tax event is generally deferred until the exchangeable securities are actually exchanged.

An unlimited number of Special Voting Units may be created and issued pursuant to the Trust Indenture.  Holders of Special Voting Units are not entitled to any distributions of any nature whatsoever from us, but are entitled to such number of votes at meetings of Unitholders as may be prescribed by the Board of Directors in the resolution authorizing the issuance of any Special Voting Units. Except for the right to vote at meetings of the Unitholders, the Special Voting Units shall not confer upon the holders thereof any other rights.

No Special Voting Units are issued and outstanding.

Subscription Receipts and Other Convertible Securities

Subscription Receipts and Other Convertible Securities may be offered separately or together with Units.  The applicable Prospectus Supplement will include details of the agreement or other instrument pursuant to which such Subscription Receipts or Other Convertible Securities will be created and issued.

The Subscription Receipts will be issued under a subscription receipt agreement.  A Subscription Receipt is a security of ours that will entitle the holder to receive a Unit upon the completion of a transaction, typically an acquisition by us of the assets or securities of another entity.  After the offering of Subscription Receipts, the subscription proceeds for the Subscription Receipts are held in escrow by the designated escrow agent, pending the completion of the transaction.  Holders of Subscription Receipts are not Unitholders.  Holders of Subscription Receipts are only entitled to receive Units upon the surrender of their Subscription

Receipts to the escrow agent or to a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

The particular terms and provisions of Subscriptions Receipts or Other Convertible Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts or Other Convertible Securities.  This description will include, where applicable: (i) the number of Subscription Receipts or Other Convertible Securities; (ii) the price at which the Subscription Receipts or Other Convertible Securities will be offered; (iii) the terms, conditions and procedures for the conversion or exercise of Other Convertible Securities into or for Units or pursuant to which the holders of Subscription Receipts will become entitled to receive Units; (iv) the number of Units or other securities that may be obtained upon the conversion or exercise of each Subscription Receipt or Other Convertible Security, as applicable, and the period or periods during which any conversion or exercise must occur; (v) the designation and terms of any other securities with which the Subscription Receipts or Other Convertible Securities will be offered, if any, and the number of Subscription Receipts or Other Convertible Securities that will be offered with each security; (vi) the gross proceeds from the sale of such Securities, including (if applicable) the terms applicable to the gross proceeds from the sale of such Securities plus any interest earned thereon; (vii) the material income tax consequences of owning, holding and disposing of such Securities; and (viii) any other material terms and conditions of the Subscription Receipts or Other Convertible Securities.

PRIOR SALES

We issued the following Units and securities convertible into Units during the year ended December 31, 2007:

1.                                       we issued 4,338,950 Units pursuant to our DRIP Plan for aggregate consideration of approximately $131.1 million.  For further details see Note 8 to our 2007 Annual Financial Statements incorporated by reference herein;

2.                                       we issued 532,840 Units pursuant to our ESSP Plan with an aggregate value of approximately $17.5 million.  For further details see Notes 8 and 9 to our 2007 Annual Financial Statements incorporated by reference herein;

3.                                       we issued 665,155 Units on exercise of rights granted pursuant to our TURIP Plan for aggregate consideration of approximately $16.1 million.  For further details see Notes 8 and 9 to our 2007 Annual Financial Statements incorporated by reference herein; and

4.                                       we granted 5,189,346 rights exercisable to acquire an equal number of Units pursuant to our TURIP Plan at a weighted average exercise price of $33.24 per Unit.  For further details see Note 9 to our 2007 Annual Financial Statements incorporated by reference herein.

We issued the following Units and securities convertible into Units during the three month period ended March 31, 2008:

1.                                       we issued 1,718,336 Units pursuant to our DRIP Plan for aggregate consideration of approximately $45 million.  For further details see Note 8 to our 2008 Q1 Financial Statements incorporated by reference herein;

2.                                       we issued 218,264 Units pursuant to our ESSP Plan with an aggregate value of approximately $6 million.  For further details see Notes 8 and 9 to our 2008 Q1 Financial Statements incorporated by reference herein;

3.                                       we issued 374,030 Units on exercise of rights granted pursuant to our TURIP Plan for aggregate consideration of approximately $8 million.  For further details see Notes 8 and 9 to our 2008 Q1 Financial Statements incorporated by reference herein;

4.                                       we granted 11,446,322 rights exercisable to acquire an equal number of Units pursuant to our TURIP Plan at a weighted average exercise price of $26.71 per Unit.  For further details see Note 9 to our 2008 Q1 Financial Statements incorporated by reference herein;

5.                                       we issued 5,550,923 Units with an aggregate value of approximately $158 million and we assumed $50 million principal amount of 7.2% 2006 Debentures and $48.671 million principal amount of 8% 2005 Debentures pursuant to the Vault

Acquisition.  For further details see Notes 5 and 7 to the table under “Consolidated Capitalization” herein and our AIF and Note 3 to our 2008 Q1 Financial Statements incorporated by reference herein; and

6.                                       we issued 124,348,001 Units with an aggregate value of approximately $3.573 billion and we assumed $17.7785 million principal amount of 6.5% 2005 Debentures, $229.649 million principal amount of 6.5% 2006 Debentures, $8.002 million principal amount of 8% 2004 Debentures and $5.578 million principal amount of 9.4% 2003 Debentures pursuant to the Canetic Acquisition.  For further details see Notes 3, 4, 6 and 8 to the table under “Consolidated Capitalization” herein and our AIF and Note 3 to our 2008 Q1 Financial Statements incorporated by reference herein.

We issued the following Units and securities convertible into Units during the period subsequent to March 31, 2008 and prior to the date hereof:

1.                                       we issued 1,101,096 Units pursuant to our DRIP Plan for aggregate consideration of approximately $31.6 million;

2.                                       we issued 181,417 Units pursuant to our ESSP Plan with an aggregate value of approximately $5.4 million;

3.                                       we issued 587,262 Units on exercise of rights granted pursuant to our TURIP Plan for aggregate consideration of approximately $12.6 million;

4.                                       we granted 1,165,740 rights exercisable to acquire an equal number of Units pursuant to our TURIP Plan at a weighted average exercise price of $32.48 per Unit; and

5.                                       we issued 7,611 Units on conversion of Convertible Debentures for aggregate consideration of approximately $0.2 million.

PLAN OF DISTRIBUTION

We may sell the Securities (i) to underwriters or dealers purchasing as principal, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents in Canada, the United States and elsewhere where permitted by law, for cash or other consideration.  The Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities.  The Prospectus Supplement for any of the Securities being offered will set forth the terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities, the proceeds to us from that sale if determinable, any underwriting fees or discounts and other items constituting underwriters’ compensation, any public offering price, and any discounts or concessions allowed or re-allowed or paid to dealers or agents.  Only underwriters named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The Securities may also be sold directly by us at prices and upon terms agreed to by the purchaser and us or through agents designated by us from time to time. Any agent involved in the offering and sale of the Securities pursuant to this Prospectus will be named, and any commissions payable by us to that agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

We may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this Prospectus.  Any such commission will be paid out of our general funds.  Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect thereof.

Any offering of Subscription Receipts or Other Convertible Securities will be a new issue of securities with no established trading market.  Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts or Other Convertible Securities will not be listed on any securities exchange.  Certain dealers may make a market in the Subscription Receipts or Other Convertible Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Subscription Receipts or Other Convertible Securities or as to the liquidity of the trading market, if any, for the Subscription Receipts or Other Convertible Securities.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

MARKET FOR SECURITIES

Units

The Units are listed and traded on the TSX under the symbol PWT.UN and on the NYSE under the symbol PWE.  The following tables set forth certain trading information for our Units in 2007 and 2008 as reported by the TSX and the NYSE.

	TSX
	Unit price ($)	Unit price ($)
Period	High	Low	Volume
2007
January	35.80	32.32	17,597,965
February	36.88	34.09	11,851,438
March	36.05	32.48	14,490,763
April	34.63	33.11	11,900,009
May	38.33	33.12	15,145,415
June	38.15	33.50	15,215,785
July	36.09	32.57	11,523,717
August	33.48	28.48	14,511,853
September	31.46	28.66	12,486,728
October	31.83	29.89	15,984,431
November	30.27	25.90	20,602,889
December	27.31	25.25	19,265,161

2008
January	28.04	24.45	33,930,707
February	29.44	26.10	24,266,003
March	29.20	26.97	23,758,942
April	32.01	28.35	21,082,554
May	34.95	29.66	22,395,091
June (1-12)	34.65	31.96	9,203,502

	NYSE
	Unit price (US$)	Unit price (US$)
Period	High	Low	Volume
2007
January	30.50	27.50	18,695,800
February	31.81	29.08	13,746,969
March	31.11	27.61	18,183,252
April	30.58	29.18	11,484,019
May	36.30	29.93	20,095,788
June	36.05	31.25	14,163,452
July	34.58	30.71	14,011,508
August	31.50	26.47	20,417,456
September	31.42	28.42	15,805,123
October	33.06	30.57	17,971,612
November	32.17	26.06	28,651,264
December	27.10	25.61	27,558,864

2008
January	27.50	23.52	45,787,618
February	29.92	25.99	34,885,928
March	28.90	26.30	35,437,097
April	31.88	27.60	37,202,450
May	35.49	29.10	45,269,580
June (1-12)	33.90	31.50	14,236,735

Convertible Debentures Assumed Pursuant to the Vault Acquisition

We assumed the 7.2% 2006 Debentures and the 8% 2005 Debentures from Vault on January 10, 2008 in connection with the Vault Acquisition.  The 7.2% 2006 Debentures and the 8% 2005 Debentures began trading on the TSX as our securities on January 15, 2008 under the symbols “PWT.DB.E” and “PWT.DB.C”, respectively.

7.2% 2006 Debentures

The following table sets forth certain trading information for our 7.2% 2006 Debentures since January 15, 2008 as reported by the TSX (with each unit of volume traded being equal to $100 principal amount of 7.2% 2006 Debentures).

	TSX
	Debenture price ($)	Debenture price ($)
Period	High	Low	Volume
January (15-31)	101.25	100.29	60,120
February	101.50	100.76	21,740
March	102.00	100.65	5,190
April	102.00	100.50	3,840
May	102.00	99.75	6,660
June (1-12)	102.00	101.00	13,030

8% 2005 Debentures

The following table sets forth certain trading information for our 8% 2005 Debentures since January 15, 2008 as reported by the TSX (with each unit of volume traded being equal to $100 principal amount of 8% 2005 Debentures).

TSX
	Debenture price ($)	Debenture price ($)
Period	High	Low	Volume
January (15-31)	—	—	—
February	—	—	—
March	104.25	104.50	300
April	—	—	—
May	—	—	—
June (1-12)	106.55	104.00	1,480

Convertible Debentures Assumed Pursuant to the Canetic Acquisition

We assumed the 6.5% 2005 Debentures, the 6.5% 2006 Debentures, the 8% 2004 Debentures and the 9.4% 2003 Debentures from Canetic on January 11, 2008 in connection with the completion of the Canetic Acquisition.  The 6.5% 2005 Debentures, the 6.5% 2006 Debentures, the 8% 2004 Debentures and the 9.4% 2003 Debentures began trading on the TSX as our securities on January 16, 2008 under the symbols “PWT.DB.D”, “PWT.DB.F”, “PWT.DB.B” and “PWT.DB.A”, respectively.

6.5% 2005 Debentures

The following table sets forth certain trading information for our 6.5% 2005 Debentures since January 16, 2008 as reported by the TSX (with each unit of volume traded being equal to $100 principal amount of 6.5% 2005 Debentures).

	TSX
	Debenture price ($)	Debenture price ($)
Period	High	Low	Volume
January (16-31)	100.00	98.00	2,430
February	101.00	99.00	10,120
March	104.80	100.50	1,580
April	102.25	101.00	1,680
May	102.25	101.10	10,760
June (1-12)	104.00	102.00	570

6.5% 2006 Debentures

The following table sets forth certain trading information for our 6.5% 2006 Debentures since January 16, 2008 as reported by the TSX (with each unit of volume traded being equal to $100 principal amount of 6.5% 2006 Debentures).

	TSX
	Debenture price ($)	Debenture price ($)
Period	High	Low	Volume
January (16-31)	99.50	97.00	33,980
February	101.00	97.00	36,700
March	101.00	99.00	46,420
April	100.80	97.25	41,385
May	101.25	98.50	25,180
June (1-12)	102.50	100.00	19,910

8% 2004 Debentures

The following table sets forth certain trading information for our 8% 2004 Debentures since January 16, 2008 as reported by the TSX (with each unit of volume traded being equal to $100 principal amount of 8% 2004 Debentures).

	TSX
	Debenture price ($)	Debenture price ($)
Period	High	Low	Volume
January (16-31)	101.50	101.00	640
February	104.03	103.72	680
March	—	—	0
April	105.12	104.50	1,780
May	113.51	104.39	1,050
June (1-12)	105.00	104.03	350

9.4% 2003 Debentures

The following table sets forth certain trading information for our 9.4% 2003 Debentures since January 16, 2008 as reported by the TSX (with each unit of volume traded being equal to $100 principal amount of 9.4% 2003 Debentures).

	TSX
	Debenture price ($)	Debenture price ($)
Period	High	Low	Volume
January (16-31)	102.02	101.00	1,530
February	102.75	101.52	270
March	101.52	101.52	400
April	—	—	—
May	106.00	100.64	4,300
June (1-12)	110.75	105.00	1,500

INTEREST OF EXPERTS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of such Securities will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and certain United States legal matters, to the extent they are addressed in any Prospectus Supplement, will be passed upon by Dorsey & Whitney LLP, Vancouver, British Columbia and New York, New York.  In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.  Reserves estimates incorporated by reference into this Prospectus are based upon reports prepared by GLJ and Sproule.  Our 2007 Annual Financial Statements and related U.S. GAAP Note incorporated by reference into this Prospectus have each been audited by KPMG LLP.  The consolidated balance sheets of Canetic as at December 31, 2007 and 2006 and the consolidated statements of (loss) income, comprehensive (loss) income and deficit and cash flows for the years then ended, which are contained in our BAR incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP.  Burnet, Duckworth & Palmer LLP, Dorsey & Whitney LLP, GLJ and Sproule are each referred to herein as an “Expert”.

Except as set forth above or in a Prospectus Supplement relating to an offering of Securities, there is no person or company who is named as having prepared or certified a report, valuation, statement or opinion in this Prospectus or an amendment to this Prospectus, either directly or in a document incorporated by reference herein, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company (excluding the auditors of businesses acquired by us).

As of the date of this Prospectus, the registered or beneficial interests, direct or indirect, in any of our securities or other property or of one of our associates or affiliates:  (i) held by an Expert and by the “designated professionals” (as defined in National Instrument 51-102) of the Expert, when that Expert prepared the report, valuation, statement or opinion referred to above; (ii) received by an Expert and by the “designated professionals” of that Expert, after the time specified above; or (iii) to be received by an Expert and by the “designated professionals” of that Expert; in the case of each Expert, represented less than 1% of each class of our outstanding securities.  KPMG LLP is our auditor and is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants, Alberta.  Deloitte & Touche LLP is Canetic’s auditor and is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants, Alberta.

In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of PWPL or of any of our associate or affiliate entities, except for John A. Brussa, the Chairman of PWPL, who is a partner of Burnet, Duckworth & Palmer LLP.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Securities offered thereunder, including to the extent applicable, whether the distributions relating to the Securities will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain United States federal income tax consequences of the ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

RISK FACTORS

An investment in the Securities is subject to various risks including those risks inherent to the industries in which we operate. If any of these risks occur, our production, revenues and financial condition could be materially harmed, with a resulting decrease in distributions on, and the market price of, the Units.  As a result, the trading price of the Securities could decline, and you could lose all or part of your investment.  Cash distributions to Unitholders are not assured or guaranteed.

Before deciding whether to invest in any Securities, investors should consider carefully the risks set out below and in any documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

Volatility in oil and natural gas prices could have a material adverse effect on our results of operations and financial condition, which in turn could negatively affect the amount of distributions paid to our Unitholders.

Our results of operations and financial condition are dependent upon the prices that we receive for the oil and natural gas that we sell.  Historically, the oil and natural gas markets have been volatile and are likely to continue to be volatile in the future.  Oil and natural gas prices have fluctuated widely during recent years and are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and other factors that are beyond our control. These factors include, but are not limited to:

•                                          global energy policy, including the ability of OPEC to set and maintain production levels and influence prices for oil;

•                                          political instability and hostilities and the risk of hostilities;

•                                          foreign supply of oil and natural gas, including liquefied natural gas;

•                                          weather conditions;

•                                          the overall level of energy demand;

•                                          production and storage levels of natural gas;

•                                          government regulations and taxes;

•                                          currency exchange rates;

•                                          the availability of transportation infrastructure;

•                                          the effect of worldwide environmental and/or energy conservation measures;

•                                          the price and availability of alternative energy supplies; and

•                                          the overall economic environment.

Any decline in the price of oil or natural gas could have a material adverse effect on our operations, financial condition, borrowing ability, reserves and the level of expenditures for the development of reserves.  Fluctuations in the price of oil and natural gas will also have an effect on the acquisition costs of any future oil and natural gas properties that we may acquire.  In addition, cash distributions paid to Unitholders are highly sensitive to the prevailing price of crude oil and natural gas and may decline with any decline in the price of oil or natural gas.

Our hedging program could result in us not realizing the full benefit of oil and natural gas price increases.

We may manage the risk associated with changes in commodity prices by entering into oil or natural gas price hedges.  If we hedge our commodity price exposure, we could forego the benefits we would otherwise experience if commodity prices increase.  In addition, commodity hedging activities could expose us to cash and income losses.  To the extent that we engage in risk management activities, there are credit risks associated with counterparties with which we contract.

The price of oil and natural gas is affected by political events throughout the world.  Any such event could result in a material decline in prices and result in a reduction of the funds flow available for distribution to Unitholders.

The marketability and price of oil and natural gas that may be acquired or discovered by us is and will continue to be affected by political events throughout the world that cause disruptions in the supply of oil.  Conflicts, or conversely peaceful developments, arising in the Middle East, and other areas of the world, have a significant impact on the price of oil and natural gas.  Any particular event could result in a material decline in prices and therefore result in a reduction of our revenue and consequently the funds flow available for distribution to Unitholders.

In addition, our oil and natural gas properties, wells and facilities could be subject to a terrorist attack.  If any of our properties, wells or facilities are the subject of a terrorist attack it could have a material adverse effect on us.  We do not currently have insurance in respect of our Canadian operations to protect against the risk of terrorism.

If we are unable to acquire additional reserves, the value of our Units and distributions to Unitholders will decline.

Distributions of income from our properties, absent commodity price increases or cost effective exploration, acquisition and development activities, will decline over time in a manner consistent with declining production from typical oil, natural gas and natural gas liquids reserves.  As we distribute a portion of our funds flow to Unitholders, we do not reinvest funds flow in the same manner as some non-trust industry participants and we only conduct limited exploratory activities.  Accordingly, absent equity capital injections or increased debt levels, our production levels and reserves will decline over time and, absent changes to other factors such as increases in commodity prices, the level of income available for distributions will also decline over time.

Our future oil and natural gas reserves and production, and therefore our funds flow, will be highly dependent on our success in exploring and exploiting our reserves and land base and acquiring additional reserves. Without reserve additions through acquisition, exploration or development activities, our reserves and production will decline over time as our existing reserves are depleted.

To the extent that external sources of capital, including the issuance of additional Units, become limited or unavailable, our ability to make the necessary capital investments to maintain or expand our oil and natural gas reserves may be impaired.  To the extent that we are required to use higher proportions of funds flow to finance capital expenditures or property acquisitions, the level of funds flow available for distributions will be reduced.

There can be no assurance that we will be successful in developing or acquiring additional reserves on terms that meet our investment objectives.

Fluctuations in foreign currency exchange rates and interest rates could adversely affect our business, and adversely affect the market price of our Units and distributions to our Unitholders.

World oil prices are based on United States dollars and the Canadian dollar price received by Canadian producers is therefore affected by the Canadian/U.S. dollar exchange rate, which fluctuates over time.  In recent years, the Canadian dollar has increased materially in value against the United States dollar and has at times traded above par against the United States dollar.  Such material increases in the value of the Canadian dollar have negatively affected our production revenues.  Any further material increases in the value of the Canadian dollar relative to the United States dollar would exacerbate this negative effect.  Any further strengthening of the Canadian dollar against the United States dollar could negatively affect the funds available for future distributions and the future value of our reserves as determined by independent evaluators.

An increase in interest rates (whether as a result of a deterioration of the credit market or otherwise) could result in a significant increase in the amount we pay to service debt, resulting in a decrease in distributions to Unitholders, which would negatively impact the market price of the Units.

Actual reserves will vary from reserves estimates and those variations could be material, and negatively affect the market price of our Units and distributions to our Unitholders.

There are numerous uncertainties inherent in estimating quantities of oil, natural gas and natural gas liquid reserves and resources and funds flows to be derived therefrom, including many factors beyond our control.  The reserve and associated funds flow information set forth in our AIF represents estimates only.  In general, estimates of economically recoverable oil and natural gas reserves and resources and the future net funds flows therefrom are based upon a number of variable factors and assumptions, such as:

•                                          historical production from the properties;

•                                          production rates;

•                                          ultimate reserve recovery;

•                                          timing and amount of capital expenditures;

•                                          marketability of oil and natural gas;

•                                          royalty rates;

•                                          the assumed effects of regulation by governmental agencies; and

•                                          future operating costs;

all of which may vary from actual results.  As a result, estimates of the economically recoverable oil and natural gas reserves or estimates of resources attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom prepared by different engineers, or by the same engineers at different times, may vary.  Our actual production, revenues and development and operating expenditures will vary from reserve and resource estimates thereof and such variations could be material.

Estimates of proved reserves that may be developed and produced in the future are sometimes based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history.  Estimates based on these methods are generally less reliable than those based on actual production history.  Subsequent evaluation of the same reserves based upon production history and production practices will result in variations in the estimated reserves and such variations could be material.

In accordance with applicable securities laws, GLJ and Sproule have used forecast price and cost estimates in calculating reserve quantities included in our AIF.  Actual future net funds flows will be affected by other factors including but not limited to actual production levels, supply and demand for oil and natural gas, curtailments or increases in consumption by oil and natural gas purchasers, changes in governmental regulation or taxation and the impact of inflation on costs.

Actual production and funds flows derived from reserves will vary from the reserve estimates contained in the engineering reports summarized in our AIF, and such variations could be material.  The engineering reports summarized in our AIF are based in part on the assumption that certain activities will be undertaken by us in future years and the further assumption that such activities will be successful.  The reserves and estimated funds flows to be derived therefrom contained in the engineering reports summarized in our AIF will be reduced, in future years, to the extent that such activities are not undertaken or, if undertaken, do not achieve the level of success assumed in the engineering reports summarized in our AIF.

Our operation of oil and natural gas wells could subject us to environmental claims and liability and/or increased compliance costs, all of which could affect the market price of our Units and reduce distributions to Unitholders.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations.  Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations.  The legislation also requires that wells, pipelines and associated facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities.  Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material.  Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and legal liability, and potentially increased capital expenditures and operating costs.  The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require our Operating Entities to incur costs to remedy such discharge.  Furthermore, we believe the political climate appears to favour new programs for environmental laws and regulation, particularly in relation to the reduction of emissions.  Any such programs, laws or regulations, if proposed and enacted, may contain emission reduction targets that we cannot meet, and financial penalties or charges could be incurred as a result of the failure to meet such targets.

In particular, there is uncertainty regarding the Kyoto Protocol, the federal government’s Clean Air Act of 2006, the federal government’s Action Plan to Reduce Greenhouse Gases and Air Pollution announced on April 26, 2007 (the “Action Plan”) and the federal government’s update to the Action Plan announced on March 10, 2008 (the “Updated Action Plan”).  The Clean Air Act proposes to reduce greenhouse gas emissions and other contaminants, however emission targets and compliance deadlines differ from those outlined in the Kyoto Protocol which was ratified by Canada.  The Action Plan (also known as ecoACTION) includes the regulatory framework for air emissions.  The Updated Action Plan provides additional guidance with respect to the federal government plan to reduce greenhouse gas emissions by 20% by 2020 and by 60% to 70% by 2050.  The Updated Action Plan is primarily directed towards industrial emissions from certain specified industries including the oil sands, oil and gas and refining industries. If passed, the Clean Air Act, the Action Plan and the Updated Action Plan may have adverse operational and financial implications to us.  Provincial emission reduction requirements, such as those contained in Alberta’s Climate Change and Emissions Management Act, in addition to the plan announced by the Alberta government on January 24, 2008, may require the reduction of emissions or emissions intensity of our operations and facilities.  The direct or indirect costs of these regulations may adversely and materially affect our business.  No assurance can be given that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect our financial condition, results of operations or prospects.  Future changes in other environmental legislation could occur and result in stricter standards of enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on our financial condition or results of operations.  See “Industry Conditions — Environmental Regulation” in our AIF.

Given the evolving nature of the debate related to climate change and the control of greenhouse gases and resulting requirements, it is not currently possible to predict either the nature of those requirements or the impact on us and our operations and financial condition.

We may be unable to successfully compete with other companies in our industry, which could negatively affect the market price of our Units and distributions to our Unitholders.

There is strong competition relating to all aspects of the oil and gas industry.  We compete with numerous other trusts and conventional exploration and production companies for, among other things:

•                                          capital;

•                                          the acquisition of properties with longer life reserves and properties with exploitation and development opportunities; and

•                                          access to equipment, refining capacity, drilling and service rigs and processing facilities.

The SIFT Rules imposed by the Government of Canada are expected by us to make our Units less attractive as consideration for acquisitions.  As a result of such increasing competition, we expect that it will become more difficult to acquire producing assets and reserves on accretive terms.  We also compete for skilled industry personnel with a substantial number of other oil and gas companies and trusts.

We depend upon our management and other key personnel and the loss of one or more of such individuals could negatively affect our business.

Unitholders depend upon the management of PWPL in respect of the administration and management of all matters relating to our operations.  The success of our operations depends largely upon the skills and expertise of our senior management and other key personnel.  Our continued success depends upon our ability to retain and recruit such personnel.  Investors who are not willing to rely on the management of PWPL should not invest in our Securities.

The Government of Canada has enacted tax law changes that will tax our distributions and therefore reduce the percentage of our funds flow from operations that is available for distribution to Unitholders beginning in 2011 (or in certain circumstances, earlier than 2011).

On October 31, 2006, the Federal Minister of Finance proposed to deny the deduction of distributions at the trust level and subject any income of certain publicly traded mutual fund trusts to tax at rates comparable to the combined federal and provincial corporate tax and to treat such distributions as taxable dividends to the unitholders (the “SIFT Tax”).  On December 21, 2006, the Federal Minister of Finance released draft legislation to implement the SIFT Tax pursuant to which, commencing January 1, 2011 (provided we only experience “normal growth” and no “undue expansion” before then) certain distributions from us which would have otherwise been taxed as ordinary income generally will be characterized as dividends to our Unitholders and will be subject to tax at the corporate rates at the trust level.  On June 22, 2007, the legislation received Royal assent.  The implementation of the SIFT Tax is expected to result in adverse tax consequences to us and certain Unitholders (including most particularly Unitholders that are tax deferred or non-residents of Canada) and may impact the level of cash distributions from us.

We believe that the SIFT Tax has reduced, and may further reduce, the value of our Units, which would be expected to increase our cost of raising capital in the public capital markets.  In addition, we believe that the SIFT Tax: (a) has substantially eliminated any competitive advantage that we and other Canadian energy trusts have enjoyed relative to our corporate peers in raising capital in a tax-efficient manner; and (b) may place us and other Canadian energy trusts at a competitive disadvantage relative to certain of our industry competitors.  The SIFT Tax may also make the Units less attractive as consideration for acquisitions in the future.  As a result, it may become more difficult for us to compete effectively for acquisition opportunities.

The SIFT Tax provides that, while there is no intention to prevent “normal growth” during the transitional period, any “undue expansion” would result in the transition period being terminated with the loss of the benefit to us of that transitional period.  As a result, the adverse tax consequences resulting from the SIFT Tax could be borne sooner than January 1, 2011.  On December 15, 2006, the Department of Finance issued guidelines with respect to what is meant by “normal growth” in this context.  Specifically, the Department of Finance stated that “normal growth” would include equity growth within certain “safe harbour” limits, measured by reference to a SIFT’s market capitalization as of the end of trading on October 31, 2006 (which would include only the market value of the SIFT’s issued and outstanding publicly-traded trust units, and not any convertible debt, options or other interests convertible into or exchangeable for trust units).  Those safe harbour limits are 40% for the period from November 1, 2006 to December 31, 2007, and 20% each for calendar year 2008, 2009 and 2010.  Moreover, these limits are cumulative, so that any unused limit for a period carries over into the subsequent period.  Additional details of the Department of Finance’s guidelines include the following:

•                                          new equity for these purposes includes units and debt that is convertible into units (and may include other substitutes for equity if attempts are made to develop those); and

•                                          replacing debt that was outstanding as of October 31, 2006 with new equity, whether by a conversion into trust units of convertible debentures or otherwise, will not be considered growth for these purposes and will therefore not affect the safe harbour.

The Department of Finance has indicated that the issuance of trust units by a SIFT as consideration in connection with the acquisition of, or the merger with, another SIFT, will not be considered growth for these purposes and will therefore not affect a SIFT’s safe harbour.  Therefore, our issuance of Units in connection with the acquisition of Canetic and Vault is not considered growth for these purposes and did not affect our safe harbour.

The Department of Finance has also indicated that a SIFT’s market capitalization for the purpose of calculating a SIFT’s “safe harbour” equity growth limit is equal to the aggregate market capitalization of the SIFT and all SIFTs acquired by such SIFT as of the end of trading on October 31, 2006.  The combined market capitalization of the Trust, Canetic and Vault as of the close of trading on October 31, 2006, having regard only to the issued and outstanding publicly-traded Units and Canetic and Vault trust units at such date, was approximately $15 billion.  We believe that, as at March 31, 2008, our remaining combined “safe harbour” equity growth amount for the period ending December 31, 2008 is approximately $8.4 billion, and for each of calendar year 2009 and 2010 is an additional approximately $2.95 billion (in any case, not including equity, including convertible debentures, issued to replace debt that was outstanding on October 31, 2006).  These guidelines may adversely affect the cost of raising capital and our ability to undertake significant acquisitions.

Currently, the SIFT Tax rules provide that the SIFT Tax rate will be the federal general corporate income tax rate (which is anticipated to be 16.5% in 2011 and 15% in 2012) plus the provincial SIFT tax factor discussed below.

On February 26, 2008, the Minister of Finance announced (the “Provincial SIFT Tax Proposal”) that instead of basing the provincial component of the SIFT Tax on a flat rate of 13%, the provincial component will be based on the general provincial corporate income tax rate in each province in which the SIFT has a permanent establishment.  For purposes of calculating this component of the tax, the general corporate taxable income allocation formula will be used.  Specifically, our taxable distributions will be allocated to provinces by taking half of the aggregate of:

•                                         that proportion of our taxable distributions for the year that our wages and salaries in the province are of our total wages and salaries in Canada; and

•                                         that proportion of our taxable distributions for the year that our gross revenues in the province are of our total gross revenues in Canada.

Under the Provincial SIFT Tax Proposal we would be considered to have a permanent establishment in Alberta only, where the provincial tax rate in 2011 is expected to be 10%.  Taxable distributions that are not allocated to any province would instead be subject to a 10% rate constituting the provincial component.  There can be no assurance, however, that the Provincial SIFT Tax Proposal will be enacted as proposed.

The long term effect of the SIFT Tax on us cannot be determined at this time, but may be materially adverse to us and some or all of our Unitholders.  There can be no assurance that we will be able to generate sufficient tax pools and/or reorganize our legal and tax structure in order to mitigate, in whole or in part, the expected impact of the SIFT Tax.

We may not be able to achieve the anticipated benefits of acquisitions and the integration of acquisitions may result in the loss of key employees and the disruption of on-going business relationships.

We make acquisitions and dispositions of businesses and assets in the ordinary course of business.  Achieving the benefits of acquisitions (including, without limitation, the Vault Acquisition and the Canetic Acquisition and the proposed acquisition of Endev Energy Inc.) depends in part on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner, as well as our ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with ours.  The integration of acquired businesses may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters, and may also result in the loss of key employees and the disruption of on-going business, supplier, customer and employee relationships.  We continually assess the value and contribution of services provided and assets required to provide such services.  In this regard, non-core assets are periodically disposed of, so that we can focus our efforts and resources more efficiently.  Depending on the state of the market for such non-core assets, certain of our non-core assets, if disposed of, could be expected to realize less than their carrying value in our financial statements.

The incorrect assessment of value at the time of acquisitions could adversely affect the value of our Units and distributions to our Unitholders.

Acquisitions of oil and gas properties or companies will be based in large part on engineering and economic assessments made by independent engineers.  These assessments include a series of assumptions regarding such factors as recoverability and marketability of oil and gas, future prices of oil and gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves.  Many of these factors are subject to change and are beyond our control.  All such assessments involve a measure of geological and engineering uncertainty that could result in lower production and reserves than anticipated.  If actual reserves or production are less than we expect, our funds flow from operations and distributions to Unitholders could be negatively affected.

Our inability to manage growth could adversely affect our business and our Unitholders.

We may be subject to growth related risks, including capacity constraints and pressure on our internal systems and controls.  Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base.  Our inability to deal with this growth could have a material adverse impact on our business, operations and prospects.

Changes in Canadian income tax legislation and other laws may adversely affect us and our Unitholders.

Income tax laws, or other laws or government incentive programs relating to the oil and gas industry, such as the treatment of mutual fund trusts and resource taxation, may in the future be changed or interpreted in a manner that adversely affects us and our Unitholders.  Furthermore, tax authorities having jurisdiction over us or our Unitholders may disagree with how we calculate our income for tax purposes or could change administrative practises to our detriment or the detriment of our Unitholders.

The Government of Alberta has proposed a revised royalty regime and to implement a shallow rights reversion program, either of which if implemented as proposed could adversely affect the value of our Units and distributions to our Unitholders.

On February 16, 2007, the Alberta government began a review of its royalty regime for oil sands, conventional oil and natural gas and coalbed methane.  On October 25, 2007, the Alberta government released a report titled “The New Royalty Framework” (the “Report”) containing the government’s proposals for Alberta’s new royalty regime (the “Proposed Royalty Regime”), which is scheduled to take effect on January 1, 2009.  In addition, on April 10, 2008, two new royalty programs were introduced that will encourage the development of deep oil and gas reserves (the “Deep Reserves Regime”) and that are intended to be implemented concurrent with the Proposed Royalty Regime. The Proposed Royalty Regime and the Deep Reserves Regime (collectively, the “Revised Royalty Regime”) include the following features:

•                                          New, simplified royalty formulas for conventional oil and natural gas that will operate on sliding scales that are determined by commodity prices and well productivity. The formulas eliminate the need for conventional oil and natural gas tiers and several royalty exemption programs.

•                                          A sliding scale will be implemented for oil sands royalty rates ranging from 1% to 9% pre-payout and 25% to 40% post-payout depending on the price of oil.

•                                          The province will exercise its existing right to receive “royalty-in-kind” on oil sands projects (i.e. raw bitumen delivered to the Crown-operated Alberta Petroleum Marketing Commission in lieu of cash royalties).

•                                          The government will ensure that eligible expenditures and definitions of oil sands projects (also known as “ring fence” definition) that determine when a project has reached payout are tightly and clearly defined. Environmental “costs of doing business” will continue to be recognized as eligible expenditures.

•                                          No grandfathering will be implemented for existing oil sands projects.

•                                          Substantial legislative, regulatory and systems updates will be introduced before changes become fully effective in January 2009.

•                                          The government will implement “shallow rights reversion” (“Shallow Rights Reversion”) to maximize the extraction of resources.  Under this policy, mineral rights to shallow gas geological formations that are not being developed would revert back to the government and be made available for resale.

•                                          A five-year oil program for exploration wells over 2,000 metres will be implemented that will provide royalty adjustments to offset higher drilling costs and provide a greater incentive for producers to continue to pursue new, deep oil plays (these oil wells will qualify for up to $1 million or 12 months of royalty offsets, whichever comes first).

•                                          A five-year natural gas deep drilling program will be implemented that will replace the existing program in order to encourage continued exploration for gas wells deeper than 2,500 metres (the program will create a sliding scale of royalty credit according to depth, of up to $3,750 per metre).

As at December 31, 2007, approximately 69.9% of our total proved gross reserves and approximately 68.0% of our total proved plus probable gross reserves were located in the province of Alberta (including the reserves acquired by us pursuant to the Vault Acquisition and the Canetic Acquisition).  Given that the Revised Royalty Regime has only recently been announced, it is not possible at this time to determine the full impact of the Revised Royalty Regime on our financial condition and operations, and in particular the extent to which the Revised Royalty Regime will reduce our funds flow, which will in turn reduce the cash otherwise available for distribution by us to our Unitholders.  The Trust’s, Canetic’s and Vault’s reserves and the future net revenue associated therewith as summarized in our AIF do not reflect the increased royalty rates contemplated by the Revised Royalty Regime and, after taking the Revised Royalty Regime into account, such values may be adversely affected.

Furthermore, the Report does not contain any details regarding the implementation of the Alberta government’s proposed Shallow Rights Reversion program.  Although the government has indicated that it intends to begin a consultation process with industry regarding the implementation of the Shallow Rights Reversion program, no such consultation process has begun as of the date hereof.  Furthermore, although it is anticipated that the Alberta government will give existing leaseholders a grace period to make their own plans before opening up shallower zones to other industry participants, the Alberta government has not provided any indication as to how long such a grace period might be.  It is therefore not possible at this time to determine the potential impact of the proposed Shallow Rights Reversion program on our financial condition and operations.

We can not provide any assurance that the Revised Royalty Regime will be implemented in the form proposed.  If changes are made to the Revised Royalty Regime before it is implemented by the Alberta government, such changes could result in the implementation of a new royalty regime that impacts us in a materially different manner, and that is more adverse to us, than the Revised Royalty Regime currently being proposed.

We will require additional financing from time to time, which may result in Unitholders suffering dilution.  If we are unable to obtain additional financing at all or on reasonable terms, the amount of funds flow available for distribution to Unitholders will be reduced.

In the normal course of making capital investments to maintain and expand our oil and gas reserves, additional Units may be issued which may result in a decline in production per Unit and reserves per Unit.  Additionally, from time to time, we may issue Units from treasury in order to reduce debt and maintain a more optimal capital structure.  Conversely, to the extent that external sources of capital, including the issuance of additional Units, becomes limited or unavailable, our ability to make the necessary capital investments to maintain or expand our oil and gas reserves will be impaired.  We believe that the SIFT Tax imposed by the Government of Canada will substantially eliminate the competitive advantage that we and other energy trusts have enjoyed relative to our industry competitors in raising capital in a tax-efficient manner.  To the extent that we are required to use additional funds flow to finance capital expenditures or property acquisitions or to pay debt service charges or to reduce debt, the amount of funds flow available for distribution to Unitholders will be reduced.

Our indebtedness may limit the amount of distributions that we are able to pay to our Unitholders, and if we default on our debt, the net proceeds of any foreclosure sale would be allocated to the repayment of our lenders and other creditors and only the remainder, if any, would be available for distribution to our Unitholders.

Amounts paid in respect of interest and principal on debt we have incurred will reduce funds available for distributions. Variations in interest rates and any scheduled principal repayments could result in significant changes in the amount required to be applied to debt service before payment of the NPIs.  Certain covenants in the agreements with our lenders may also limit distributions in certain circumstances. Increases in interest rates could also result in decreases to the market value of our Units.  Although we believe our Amended Credit Facilities and other debt instruments will be sufficient for our immediate requirements, there can be no assurance that the amount will be adequate for our future financial obligations or that additional funds will be able to be obtained.

Our current credit agreement and other debt instruments are unsecured and we must comply with certain financial debt covenants.  The lenders and other debt holders could, in the future, require security over a portion of or substantially all of our assets.  Should this occur, in the event that we become unable to pay our debt service charges or otherwise commit an event of default such as bankruptcy, the lender and other debt holders may foreclose on or require us to sell our oil and gas and other assets.

Changes in the regulation of the oil and gas industry may adversely affect our business.

Oil and natural gas operations (exploration, production, pricing, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government that may be amended from time to time.  See “Industry Conditions” in our AIF.  Our operations require licenses from various governmental authorities.  There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration and development at our projects.

Acquiring, developing and exploring for oil and natural gas involves many risks.  Losses resulting from the occurrence of one or more of these risks may adversely affect our business and thus the value of our Units and distributions to our Unitholders.

Acquiring, developing and exploring for oil and natural gas involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.  These risks include, but are not limited to:

•                                          encountering unexpected formations or pressures;

•                                          premature declines of reservoirs;

•                                          blow-outs, equipment failures and other accidents;

•                                          sour gas releases;

•                                          uncontrollable flows of oil, natural gas or well fluids;

•                                          adverse weather conditions; and

•                                          pollution and other environmental risks, such as fires and spills.

Although we maintain insurance in accordance with customary industry practice based on our projected cost benefit analysis of maintaining such insurance, we are not fully insured against all of these risks.  Losses resulting from the occurrence of these risks could have a material adverse impact on us.  Like other oil and natural gas trusts and companies, we attempt to conduct our business and financial affairs so as to protect against political and economic risks applicable to operations in the jurisdictions where we operate but there can be no assurance that we will be successful in so protecting our assets.

We do not operate all of our properties.  Therefore, our results of operations may be adversely affected by the failure of third party operators, and harm to their business could cause delays and additional expenses in receiving our revenues, which could adversely affect the market price of our Units and distributions to our Unitholders.

Continuing production from a property, and to some extent the marketing of production therefrom, largely depend upon the ability of the operator of the property.  Operating costs on most properties have increased over recent years.  To the extent the operator fails to perform these functions properly, operating income will be reduced. Payments from production generally flow through the operator and there is a risk of delay and additional expense in receiving such revenues if the operator becomes insolvent.

An unforeseen defect in the chain of title to our oil and natural gas producing properties may arise to defeat our claim, which could have an adverse affect on the market price of our Units and could reduce distributions to our Unitholders.

Although title reviews may be conducted prior to the purchase of oil and natural gas producing properties or the commencement of drilling wells, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat our claim, which could result in a reduction of the revenue received by us and consequently the funds flow available for distribution to Unitholders.

The termination or expiration of licenses and leases through which we or our industry partners hold our interests in petroleum and natural gas substances could adversely affect the market price of our Units and distributions to our Unitholders.

Our properties are held in the form of licenses and leases and working interests in licenses and leases.  If we or the holder of the license or lease fail to meet the specific requirement of a license or lease, the license or lease may terminate or expire.  There can be no assurance that all of the obligations required to maintain each license or lease will be met.  The termination or expiration of a license or lease or the working interest relating to a license or lease may have a material adverse effect on our results of operations and business.

We are exposed to potential liabilities that may not be covered, in part or in whole, by insurance.

Our involvement in the exploration and development of oil and natural gas properties could subject us to liability for pollution, blowouts, property damage, personal injury or other hazards.  Prior to commencing operations, we obtain insurance in accordance with industry standards to address certain of these risks.  Such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities.  In addition, such risks may not, in all circumstances, be insurable or, in certain circumstances, we may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to us. The occurrence of a significant event that we are not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on our financial position, results of operations or prospects and will reduce funds flow otherwise distributable by us.

Distributions might be reduced during periods in which we make capital expenditures using our funds flow from operations, which could negatively affect the market price of our Units.

Future oil and natural gas reserves and hence revenues are highly dependent on our success in exploiting existing properties and acquiring additional reserves.  We also intend to distribute approximately 60% to 70% of our net funds flow to Unitholders rather than reinvesting it in reserve additions and production growth or maintenance.  Accordingly, if external sources of capital, including the issuance of additional Units, become limited or unavailable on commercially reasonable terms, our ability to make the necessary capital investments to maintain or expand our oil and natural gas reserves will be impaired.  To the extent that we are required to use funds flow to finance capital expenditures or property acquisitions, the level of funds flow available for distribution to Unitholders will be reduced.  Additionally, we cannot guarantee that we will be successful in exploring for and developing additional reserves or acquiring additional reserves on terms that meet our investment objectives.  Without these reserve additions, our reserves will decline and as a consequence, either production from, or the average reserve life of, our properties will decline. Either decline may result in a reduction in the value of our Units and in a reduction in cash available for distributions to Unitholders.

Delays in business operations could adversely affect distributions to Unitholders and the market price of the Units.

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of the properties, and by the operator to us, payments between any of such parties may also be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, delays in the connection of wells to a gathering system, blowouts or other accidents, recovery by the operator of expenses incurred in the operation of properties or the establishment by the operator of reserves for such expenses.

We may in the future expand our operations into new geographical regions where our existing management does not have experience.  In addition, we may in the future acquire new types of energy related assets in respect of which our existing management does not have experience.  Any such expansion or acquisition could result in our exposure to new risks that if not properly managed could ultimately have an adverse effect on our business, the market price of our Units and distributions to our Unitholders.

The operations and expertise of our management are currently focused on oil and gas production and exploration and development in the Western Canadian Sedimentary Basin and, since the completion of the Canetic Acquisition, in North Dakota, Montana and Wyoming in the United States.  In the future, we may acquire oil and gas properties outside these geographic areas.  In addition, the Trust Indenture does not limit our activities to oil and gas production and development, and we could acquire other energy related assets, such as additional oil and natural gas processing plants, upgraders or pipelines.  Expansion of our activities into new areas may present new additional risks or alternatively, significantly increase the exposure to one or more of the present risk factors that may result in our future operational and financial conditions being adversely affected.

Non-residents of Canada may be subject to additional taxation by Canadian or foreign governments that may adversely affect them.

The Tax Act and the tax treaties between Canada and other countries may impose additional withholding or other taxes on the cash distributions or other property paid by us to Unitholders who are non-residents of Canada, and these taxes may change from time to time.  Since January 1, 2005, a 15% Canadian withholding tax is applied to any return of capital portion of distributions made to non-resident Unitholders.

Additionally, the reduced “Qualified Dividend” rate of 15% tax which has applied to our distributions under current U.S. tax laws is scheduled to expire at the end of 2010 and there is no assurance that this reduced tax rate will be renewed by the U.S. government at such time.

Furthermore, it is anticipated that the implementation of the SIFT Tax may have tax consequences for non-residents of Canada that are more adverse than the tax consequences to other classes of Unitholders.

Non-residents of Canada should refer to “Certain Income Tax Considerations” herein and the income tax disclosure provided in any Prospectus Supplement filed in connection with an offering of Securities.

Your rights as a Unitholder differ from the rights associated with other types of investments.

The Units do not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as shares in PWPL.  The Units represent a fractional interest in our assets. As holders of Units, Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions.  The rights of Unitholders are specifically set forth in the Trust Indenture.  In addition, trusts are not defined as recognized entities within the definitions of legislation such as the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and in some cases the Winding Up and Restructuring Act (Canada).  As a result, in the event of an insolvency or restructuring, a Unitholder’s position as such may be quite different than that of a shareholder of a corporation.  Our sole assets are the NPIs and other investments in securities of our Operating Entities, including the Internal Notes. The price per Unit is a function of anticipated income available for distributions, the oil and gas assets acquired by us and our ability to effect long-term growth in the value of our assets.  The market price of the Units is sensitive to a variety of market conditions including, but not limited to, interest rates and our ability to acquire suitable oil and natural gas properties. Changes in market conditions may adversely affect the trading price of the Units.

The Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation.  Furthermore, we are not a trust company and, accordingly, we are not registered under any trust and loan company legislation as we do not carry on or intend to carry on the business of a trust company.

The limited liability of Unitholders is uncertain.

The Trust Indenture provides that no Unitholder will be subject to any liability in connection with our obligations and affairs and, in the event that a court determines Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of, our assets. Pursuant to the Trust Indenture, we will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Unitholder resulting from or arising out of such Unitholder not having such limited liability.

The Trust Indenture provides that all written instruments signed by or on our behalf must contain a provision to the effect that such obligation will not be binding upon Unitholders personally. Personal liability may also arise in respect of claims against us that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability of this nature arising is considered unlikely.  The Income Trusts Liability Act (Alberta) came into force on July 1, 2004.  The legislation provides that a unitholder will not be, as a beneficiary, liable for any act, default, obligation or liability of the trustee that arises after the legislation came into force.

Our operations will be conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability on the Unitholders for claims against us.

Nevertheless, notwithstanding the terms of the Trust Indenture and the aforementioned legislation, Unitholders may not be protected from our liabilities to the same extent as shareholders are protected from the liabilities of corporations and we cannot guarantee that any assets would be available to fully reimburse Unitholders should they become subject to personal liability and seek to rely upon the indemnification of Unitholders provided for in the Trust Indenture.

We use enhanced oil recovery methods that are subject to significant risk factors which could lead to the delay or cancellation of some or all of our enhanced oil recovery projects, which could adversely affect the market price of our Units and our distributions to Unitholders.

We currently use conventional artificial lift technology to recover heavy oil from bitumen deposits at our Peace River oil sands project.  The potential or planned use of enhanced oil recovery (“EOR”) methods such as steam injection (Steam Assisted Gravity Drainage and Cyclical Steam Stimulation), solvent injection and firefloods to increase the ultimate recovery of oil resources in place are subject to significant risk factors.  These factors, which could lead to a delayed or cancelled EOR application in the Peace River oil sands project, include but are not limited to the following:

•                                          changing economic conditions (commodity pricing, operating and capital expenditure fluctuations);

•                                          changing engineering and technical conditions (ability to apply EOR methods to the reservoir and the production response thereto);

•                                          the large development program may need to spread over a longer time period than initially planned due to requirement to allocate capital expenditures to different periods;

•                                          surface access and deliverability issues (First Nations relations, weather, pipeline, road and processing matters); and

•                                          financing (the availability of sufficient financing on acceptable terms).

The use or potential or planned use of carbon dioxide miscible flooding to increase the oil recovery from large legacy oil pools such as Pembina, South Swan Hills and Midale is subject to significant risk factors which could lead to the delay or cancellation of some or all of these projects.  These factors include, but are not limited to:

•                                          carbon dioxide infrastructure (the capture and transportation of the miscible agent to us at an economic cost);

•                                          changing economic conditions (commodity pricing, operating and capital expenditure fluctuations);

•                                          changing engineering and technical conditions (ability to apply carbon dioxide EOR methods to the reservoir and the production response thereto);

•                                          the large development program may need to be spread over a longer time period than planned due to capital allocation requirements;

•                                          surface access and deliverability issues (weather, pipeline, road and processing matters); and

•                                          financing (the availability of sufficient financing on acceptable terms).

The engineering, geological, production and associated dewatering techniques employed on coal bed methane projects are relatively new in the Western Canadian Sedimentary Basin and their application to our coal bed methane prone properties is subject to this risk in addition to risk factors similar to those listed in the preceding paragraphs related to the Peace River oil sands and carbon dioxide miscible flooding.

Unitholders may suffer dilution.

We may make future acquisitions or enter into financings or other transactions involving the issuance of our securities, which may be dilutive to Unitholders.  In addition, we may determine to redeem the currently outstanding Convertible Debentures for Units or to settle the interest and/or pay the redemption price at maturity of such Convertible Debentures by issuing additional Units.  Unitholders may suffer dilution in the event of any such issuance of Units.

Seasonal factors and unexpected weather patterns may lead to declines in our activities and thereby adversely affect our business, the market price of our Units and distributions to our Unitholders.

The level of activity in the Canadian oil and gas industry is influenced by seasonal weather patterns.  Wet weather and spring thaw may make the ground unstable.  Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels.  Also, certain oil and gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain.  Seasonal factors and unexpected weather patterns may lead to declines in our exploration, development and production activities and thereby adversely affect our results of operations and business.

Changes to Canadian federal income tax legislation or other factors could result in us losing our mutual fund trust status, which would have an adverse effect on the market price of the Units and distributions to our Unitholders.

In order for us to maintain our status as a mutual fund trust under the Tax Act, we must not be established or maintained primarily for the benefit of non-residents of Canada unless we satisfy the requirements of certain exceptions. The Trust Indenture provides that we will use our best commercial efforts to maintain our status as a mutual fund trust under the Tax Act.  Generally speaking, the Tax Act provides that a trust will permanently lose its “mutual fund trust” status (which is essential to the income trust structure) if it is established or maintained primarily for the benefit of non-residents of Canada (which is generally interpreted to mean that the majority of unitholders must not be non-residents), unless at the relevant time, “all or substantially all” of the trust’s property consists of property other than taxable Canadian property (the “TCP Exception”).  Based on information obtained by us through our transfer agent and financial intermediaries, in May 2008, we estimate that approximately 61% of our issued and outstanding Units were held by non-residents of Canada.  We have determined that we currently meet the requirement of the TCP

Exception, and as a result, the Trust Indenture does not currently have a specific limit on the percentage of Units that may be owned by non-residents of Canada.

There is no assurance that the TCP Exception will continue to be available to us or that the Government of Canada will not introduce new changes or proposals to tax regulations directed at non-resident of Canada ownership which, given our level of non-resident ownership, may result in us losing our mutual fund trust status or could otherwise detrimentally affect us and the market price of the Units.

If we cease to qualify as a “mutual fund trust” under the Canadian tax laws, adverse tax consequences would arise for the Trust and our Unitholders.

For such period of time as we operate in a trust structure, we intend to continue to qualify as a mutual fund trust for purposes of Canadian federal income tax laws.  We may not, however, always be able to satisfy any future requirements for the maintenance of mutual fund trust status.  Should our status as a mutual fund trust be lost or successfully challenged by a relevant tax authority, certain adverse consequences may arise for us and our Unitholders.  Some of the significant consequences of losing mutual fund trust status are as follows:

•                                          We would be taxed on certain types of income distributed to Unitholders, including income generated by the royalties we hold.  Payment of this tax may have adverse consequences for some Unitholders, particularly Unitholders that are not residents of Canada and residents of Canada that are otherwise exempt from Canadian income tax or hold their Units in a tax deferred account.

•                                          We would cease to be eligible for the capital gains refund mechanism available under Canadian tax laws if we ceased to be a mutual fund trust.

•                                          Units held by Unitholders that are not residents of Canada would become taxable Canadian property.  These non-resident holders would be subject to Canadian income tax on any gains realized on a disposition of Units held by them.

•                                          Units would not constitute qualified investments for registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), deferred profit sharing plans (collectively, “Exempt Plans”) or registered disability savings plans (“RDSPs”).  If, at the end of any month, one of these Exempt Plans holds Units that are not qualified investments, the plan must pay a tax equal to 1% of the fair market value of the Units at the time the Units were acquired by the Exempt Plan.  An RRSP or RRIF holding non-qualified Units would be subject to taxation on income attributable to the Units.  If an RESP holds non-qualified Units, it may have its registration revoked by the Canada Revenue Agency.  In the case of an RDSP, a tax would be payable equal to 50% of the fair market value of the Units at the time they cease to be qualified investments.

In addition, we may take certain measures in the future to the extent we believe necessary to ensure that we maintain our status as a mutual fund trust.  These measures could be adverse to certain Unitholders, particularly non-residents.

There might not always be an active trading market in the United States and/or Canada for the Units, Subscription Receipts and/or Other Convertible Securities.

While there is currently an active trading market for the Units in both the United States and Canada, we cannot guarantee that an active trading market will be sustained in either country.  There is no guarantee that an active trading market will develop for any Subscription Receipts or Other Convertible Securities that may be issued under this Prospectus.  If an active trading market in the Units is not sustained, or if an active trading market for any Subscription Receipts or Other Convertible Securities does not develop, the trading liquidity of the relevant Securities will be limited and the market value of the relevant Securities may be reduced.

The economic impact on us of claims of aboriginal title is unknown.

Aboriginal peoples have claimed aboriginal title and rights to portions of western Canada.  We are not aware that any claims have been made in respect of our properties and assets; however, if a claim arose and was successful this could have an adverse effect on our results of operations and business.

Our exploration and development activities may be delayed if drilling and related equipment is unavailable or if access to drilling locations is restricted.  These events could have an adverse impact on our business.

Oil and natural gas exploration and development activities depend on the availability of drilling and related equipment (typically leased from third parties) in the particular areas where such activities will be conducted.  Demand for such limited equipment or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities.  To the extent we are not the operator of our oil and gas properties, we depend on such operators for the timing of activities related to such properties and are largely unable to direct or control the activities of the operators.

Our directors and management may have conflicts of interest that may create incentives for them to act contrary to or in competition with the interests of our Unitholders.

The directors and officers of PWPL are engaged in, and will continue to engage in, other activities in the oil and natural gas industry and, as a result of these and other activities, the directors and officers of PWPL may become subject to conflicts of interest.  The ABCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director must disclose his interest in such contract or agreement and must refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the ABCA.  To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the ABCA and our Code of Business Conduct and Ethics.

Our Units may from time to time trade at a price that is less than our net asset value per Unit.

Our net asset value from time to time will vary depending upon a number of factors beyond our control, including oil and gas prices.  The trading price of the Units from time to time is determined by a number of factors, some of which are beyond our control and such trading price may be greater or less than our net asset value.

Canadian and United States practices differ in reporting reserves and production and our estimates may not be comparable to those of companies in the United States.

We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101.  These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

We incorporate additional information with respect to production and reserves, which is either not generally included or prohibited under rules of the SEC and practices in the United States.  We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments).  We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves.

You should also refer to the section of this Prospectus entitled “Presentation of Financial and Oil and Gas Reserves and Production Information”.

Our distributions are declared in Canadian dollars and non-resident investors are therefore subject to foreign exchange risk which could adversely affect the amount of distributions received by them.

Our distributions are declared in Canadian dollars and converted to foreign denominated currencies at the spot exchange rate at the time of payment.  As a consequence, investors are subject to foreign exchange risk.  To the extent that the Canadian dollar weakens with respect to their currency, the amount of the distribution will be reduced when converted to their home currency.

If oil and gas prices decline, we may be required under Canadian GAAP and/or U.S. GAAP to write down the value of our assets.

Canadian GAAP requires that management apply certain accounting policies and make certain estimates and assumptions that affect reported amounts in our consolidated financial statements.  Under Canadian GAAP, the amounts at which petroleum and natural gas property and equipment are carried as net assets on the balance sheet are subject to a cost-recovery or “ceiling” test, which is based in part upon estimated future net funds flows from reserves. If net capitalized costs exceed the estimated recoverable amounts, we will have to charge the amount of the excess to net income.  A decline in the net value of oil and natural gas properties could cause capitalized costs to exceed the cost ceiling, resulting in a non-cash charge against net income.  The value of oil and gas properties is highly dependent upon the prices of oil and natural gas.

Under U.S. GAAP, the estimated recoverable amounts are calculated based on estimated future net funds flows from proved reserves discounted at 10% and using commodity prices in effect on the balance sheet date.  The use of discounting and constant prices results in a greater likelihood of a write-down under U.S. GAAP than Canadian GAAP.

In certain circumstances we may be required under Canadian GAAP to write down the value of the goodwill recorded on our balance sheet and incur a non-cash charge against net income.

Canadian GAAP requires that goodwill balances be assessed at least annually for impairment and that any permanent impairment be charged to net income. A permanent reduction in reserves, decline in commodity prices, and/or reduction in the Unit price may indicate goodwill impairment.  As at March 31, 2008 we had $1.999 billion recorded on our balance sheet as goodwill arising primarily out of the Petrofund Acquisition and the Canetic Acquisition.  An impairment would result in a write-down of the goodwill value and a non-cash charge against net income. The calculation of impairment value is subject to management estimates and assumptions.

A decrease in the fair market value of our hedging instruments could result in a non-cash charge against our income under Canadian GAAP.

Canadian GAAP in respect of accounting for financial instruments may result in non-cash charges against income as a result of changes in the fair market value of hedging instruments. A decrease in the fair market value of the hedging instruments as the result of fluctuations in commodity prices and/or foreign exchange rates may result in a non-cash charge against income.

We cannot assure you that the distributions you receive over the life of your investment will meet or exceed your initial capital investment, which is at risk.

Units will have no value when the underlying petroleum and natural gas properties can no longer be economically produced and, as a result, cash distributions may not represent a “yield” in the traditional sense and are not comparable to bonds or other fixed yield securities, where investors are entitled to a full return of the principal amount of debt on maturity in addition to a return on investment through interest payments.  Distributions can represent a return of or a return on Unitholders’ capital.

Your redemption right as a Unitholder is limited.

Unitholders have a limited right to require us to repurchase their Units, which is referred to as a redemption right.  See “Information Relating to the Trust — Trust Indenture — Right of Redemption” in our AIF.  It is anticipated that the redemption right will not be the primary mechanism for Unitholders to liquidate their investment.  The right to receive cash in connection with a redemption is subject to limitations.  Any securities which may be distributed in specie to Unitholders in connection with a redemption may not be listed on any stock exchange and a market may not develop for such securities.  In addition, there may be resale restrictions imposed by law upon the recipients of the securities pursuant to the redemption right.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) consents of independent auditors and engineers; (iii) powers of attorney pursuant to which the amendments to the registration statement may be signed; and (iv) the Trust Indenture and all amendments thereto.

AUDITORS’ CONSENT

To the Board of Directors of Penn West Petroleum Ltd.,

the administrator of Penn West Energy Trust

We have read the short form base shelf prospectus of Penn West Energy Trust (the “Trust”) dated June 13, 2008 relating to the issuance and sale of trust units, subscription receipts, warrants, rights or options of the Trust (the “Prospectus”).  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the unitholders of the Trust on the consolidated balance sheets of the Trust as at December 31, 2007 and 2006 and the consolidated statements of income and retained earnings and cash flows for the years then ended.  Our report is dated March 6, 2008.

We consent to the incorporation by reference in the Prospectus of our audit report to the board of directors of Penn West Petroleum Ltd., the administrator of the Trust and the unitholders of the Trust on the effectiveness of the internal control over financial reporting as of December 31, 2007. Our report is dated March 6, 2008.

We consent to the incorporation by reference in the Prospectus of our report to the board of directors of Penn West Petroleum Ltd., the administrator of the Trust on the supplemental note to the aforementioned financial statements titled Reconciliation of Canadian and United States Generally Accepted Accounting Principles.  Our report is dated March 6, 2008.

Calgary, Canada	(signed) “KPMG LLP”
June 13, 2008	Chartered Accountants

AUDITORS’ CONSENT

We have read the short form base shelf prospectus of Penn West Energy Trust (the “Trust”) dated June 13, 2008 relating to the issuance and sale of trust units, subscription receipts, warrants, rights or options of the Trust (the “Prospectus”).  We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the Board of Directors of Penn West Petroleum Ltd. on the consolidated balance sheets of Canetic Resources Trust as at December 31, 2007 and 2006 and the consolidated statements of (loss) income, comprehensive (loss) income and deficit and cash flows for the years then ended.  Our report is dated February 29, 2008.

Calgary, Alberta	(signed) “Deloitte & Touche LLP”
June 13, 2008	Chartered Accountants

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 4.7 of the administration agreement (the “Administration Agreement”), dated May 31, 2005, between Penn West Petroleum Ltd., as administrator, and CIBC Mellon Trust Company, as trustee, provides that the administrator and any person who, at the request of the administrator, is serving or shall have served as a director, officer, employee, advisor, partner, consultant, agent or subcontractor of the administrator shall be indemnified and saved harmless by us against all losses (other than loss of profit), claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants’ fees) of whatsoever kind or nature incurred by, borne by or asserted against any of such indemnified parties in any way arising from and related in any manner to the provision of services and the performance of obligations by the administrator pursuant to the Administration Agreement, unless such indemnified party is found liable for or guilty of fraud, wilful default or gross negligence. The foregoing right of indemnification is not exclusive of any other rights to which the administrator or any person referred to in Section 4.7 may be entitled as a matter of law or equity or which may be lawfully granted to him.

Section 7.8 of our amended and restated trust indenture, dated as of June 30, 2006, as amended by an amending agreement dated effective as of November 29, 2007, between the administrator and the trustee, as trustee, contains similar indemnification provisions with respect to indemnifying the trustee under such indenture.  Section 7.9 of the indenture contains additional indemnification provisions with respect to indemnifying the trustee under such indenture with respect to environmental matters.

Section 124 of the Business Corporations Act (Alberta) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)                                  the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)                                  was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)                                 fulfils the conditions set out in subsection (1)(a) and (b), and

(c)                                  is fairly and reasonably entitled to indemnity.

(3.1)  A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)                                  in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)                                 in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Section 6 of the by-laws of Penn West Petroleum Ltd., the administrator of Penn West Energy Trust (the “Corporation”), contains the following provisions with respect to indemnification of the Corporation’s directors and officers:

6.02         Limitation of Liability

Every director and officer of the Corporation, in exercising his powers and discharging his duties, shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no director or officer, for the time being of the Corporation, shall be liable for the acts, neglects or defaults of any other director or officer or employee or for joining in any act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss, conversion, misapplication or misappropriation of or any damage resulting for any dealings with any moneys, securities or other assets belonging to the Corporation or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the Regulations thereunder or from liability for any breach thereof.  The directors, for the time being of the Corporation, shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board.

No act or proceeding of any director or officer or the board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the election, appointment or qualification of such director or officer or board.

6.03         Indemnity

Subject to section 124 of the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate, if:

a.                                       the acted honestly and in good faith with a view to the best interests of the Corporation; and

b.                                      in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall also indemnify such persons in such other circumstances as the Act permits or requires.  Nothing herein contained shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this section 6.03.

6.04         Insurance

The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 6.03 against any liability incurred by him:

a.                                       in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation; or

b.                                      in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

*              *              *

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

The Registrant has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

The trustee for the Registrant, CIBC Mellon Trust Company, has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada on this 13th day of June, 2008.

PENN WEST ENERGY TRUST By its administrator, Penn West Petroleum Ltd.

By:	/s/ William E. Andrew
Name: William E. Andrew
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2008

Signature	Title

/s/ William E. Andrew	Chief Executive Officer and Director
William E. Andrew	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer
Todd Takeyasu	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors
John A. Brussa

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Signature	Title

*	Director
James E. Allard

*	Director
Robert G. Brawn

*	Director
George H. Brookman

*	Director
Daryl Gilbert

*	Director
Shirley McClellan

*	Director
Frank Potter

*	Director
R. Gregory Rich

*	Director
James C. Smith

/s/ Jack Schanck	Director
Jack Schanck

*By:	/s/ William E. Andrew
	Name:	William E. Andrew
	Title:	Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this amendment to the Registration Statement, solely in its capacity as the duly authorized representative of Penn West Energy Trust in the United States, on June 13, 2008.

Puglisi & Associates

/s/ Gregory F. Lavelle
Name: Gregory F. Lavelle
Title: Managing Director

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EXHIBIT INDEX

Exhibit		Description
4.	1

Annual Information Form for the year ended December 31, 2007, dated March 26, 2008 (incorporated by reference to Exhibit 99.1 to Penn West Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008 (File No. 1-32895)).

4.	2

Audited comparative consolidated financial statements as at and for the year ended December 31, 2007, together with the notes thereto, the auditors’ report thereon and the auditor’s report on internal control over financial reporting (incorporated by reference to Exhibit 99.3 to Penn West Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008 (File No. 1-32895)).

4.	3

Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2007 (incorporated by reference to Exhibit 99.2 to Penn West Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008 (File No. 1-32895)).

4.	4

Unaudited interim comparative consolidated financial statements as at and for the three month period ended March 31, 2008, together with the notes thereto (incorporated by reference to Exhibit 99.1 to Penn West Energy Trust’s Form 6-K furnished to the SEC on May 15, 2008 (File No. 1-32895)).

4.	5

Management’s discussion and analysis of financial condition and results of operations as at and for the three month period ended March 31, 2008 (incorporated by reference to Exhibit 99.1 to Penn West Energy Trust’s Form 6-K furnished to the SEC on May 15, 2008 (File No. 1-32895)).

4.	6

Information Circular — Proxy Statement dated May 5, 2008 relating to the annual meeting of unitholders of Penn West Energy Trust held on June 2, 2008 (incorporated by reference to Penn West Energy Trust’s Form 6-K furnished to the SEC on May 13, 2008 (File No. 1-32895)).

4.	7	Business Acquisition Report, dated March 26, 2008 (incorporated by reference to Penn West Energy Trust’s Form 6-K furnished to the SEC on April 10, 2008 (File No. 1-32895)).

4.	8	Material Change Report, dated January 21, 2008 (incorporated by reference to Penn West Energy Trust’s Form 6-K furnished to the SEC on January 22, 2008 (File No. 1-32895)).

4.	9

Supplemental note to audited comparative consolidated financial statements as at and for the year ended December 31, 2007, titled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”, together with the auditors’ report thereon (incorporated by reference to Exhibit 99.4 to Penn West Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008 (File No. 1-32895)).

4.	10

Supplemental note to unaudited interim comparative consolidated financial statements as at and for the three month period ended March 31, 2008, titled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles” (incorporated by reference to Exhibit 99.2 to Penn West Energy Trust’s Form 6-K furnished to the SEC on May 15, 2008 (File No. 1-32895)).

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4.	11

Supplemental note to unaudited pro forma consolidated financial statements as at and for the year ended December 31, 2007, titled “Differences Between Canadian and United States Generally Accepted Accounting Principles” (incorporated by reference to Penn West Energy Trust’s Form 6-K furnished to the SEC on May 22, 2008 (File No. 1-32895)).

5.	1	Consent of KPMG LLP.

5.	2	Consent of Deloitte & Touche LLP.

5.	3*	Consent of GLJ Petroleum Consultants Ltd.

5.	4*	Consent of Sproule Associates Limited.

6.	1*	Powers of Attorney.

7.	1

Trust Indenture, amended as restated as of June 30, 2006, among CIBC Mellon Trust Company and Penn West Petroleum Ltd. (incorporated by reference to Exhibit 99.1 to Penn West Energy Trust’s Form 6-K furnished to the SEC on July 5, 2006 (File No. 1-32895)).

7.	2

Amending Agreement to Trust Indenture, dated effective November 29, 2007, among CIBC Mellon Trust Company and Penn West Petroleum Ltd. (incorporated by reference to Exhibit 99.1 to Penn West Energy Trust’s Form 6-K furnished to the SEC on April 30, 2008 (File No. 1-32895)).

* Previously filed.

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